As filed with the U.S. Securities and Exchange Commission on August 5, 2013

Commission File No. 333-184459

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 5

800 COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Florida	7372	27-2019626
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Suite 500,407 East Fort Street, Detroit, Michigan 48226, 248-262-6850
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

B. Michael Friedman Suite 500,407 East Fort Street, Detroit, Michigan 48226, 248-262-6850
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To: Harold H. Martin Martin & Pritchett, P.A. 16810 Kenton Drive, Suite 160 Huntersville, North Carolina 28078 704-237-4508

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)	6,000,000	$0.00033	$1,980	$0.27
Total	6,000,000

(1) Consists of common stock of 800 Commerce, Inc. to be distributed by MediSwipe, Inc., a Delaware corporation, to the holders of MediSwipe common stock (including shares of MediSwipe’s Preferred Class B stock on an as if converted to common stock basis) on the record date of _______, 2013 to effect a distribution of 800 Commerce’s shares. The holders of MediSwipe’s common stock and Class B Preferred Stock (together the MediSwipe Stockholders) will not be charged or assessed for the 800 Commerce common stock, and MediSwipe will receive no consideration for the distribution of the shares. The shares are being registered for distribution by MediSwipe, Inc. as a dividend in kind to the MediSwipe Stockholders.

(2) There is no market for the registrant’s common stock and the registrant has an accumulated deficit. As a result, the proposed maximum offering price per share has been calculated based on one-third (1/3) of the par value of the shares in accordance with the provisions of Rule 457(f)(2).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST____, 2013

PROSPECTUS

800 Commerce, Inc.

Distribution of

6,000,000 shares of common stock

We are furnishing this prospectus to the stockholders of MediSwipe. MediSwipe will distribute 6,000,000 shares of common stock of 800 Commerce, Inc. in a special distribution to the stockholders of MediSwipe, pro rata, in the nature of a stock dividend distribution. This represents all of the shares of 800 Commerce owned by MediSwipe. MediSwipe may be deemed to be a statutory “underwriter” of the distribution within the meaning of Section 2(11) of the Securities Act of 1933.

Stockholders of MediSwipe entitled to participate in the distribution will receive one share of our common stock for every 140 shares owned that they owned as of the record date of the distribution, which has been set at ________, 2013. Fractional shares will be rounded up to the nearest whole share. These distributions will be made within 30 days of the date of this prospectus. We are bearing all costs incurred in connection with this distribution.

There is no public market for our common stock and our common stock is not listed on any stock exchange or quoted in the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Bulletin Board following the completion of the spin-off. However, we have no agreement or understanding with any potential market maker and we can provide no assurance to you that a public market for our shares will develop and, if so, what the market price of our shares may be.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and as such we are eligible for reduced public company reporting requirements.

For a description of the plan of distribution of these shares, please see page 8 of this prospectus.

____________________

  Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

  The date of this prospectus is ______, 2013

- i -

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless specifically set forth to the contrary, when used in this prospectus the terms “800 Commerce", "we", "us", "our" and similar terms refer to 800 Commerce, Inc., a Florida corporation, and “MediSwipe” refers to MediSwipe, Inc., a Delaware corporation. In addition, “2012” refers to the year ended December 31, 2012 and “2011” refers to the year ended December 31, 2011 and “2010” refers to the period from inception (February 10, 2010) to December 31, 2010.

Business Overview

800 Commerce was incorporated under the laws of the State of Florida on February 10, 2010. We were founded for the purpose of marketing credit card processing services on behalf of merchant payment processing service providers. We commenced revenue producing activities based on the marketing of credit card processing services in March 2010. We generate revenue from our marketing of credit card processing services by way of fees we receive from merchant payment processing service providers on whose behalf we broker their processing services. From our inception through March 31, 2013, we have generated approximately $45,145 of revenue from marketing of credit card processing services. For the year ended December 31, 2012, and for the three months ended March 31, 2013 we also received $105,375 and $89,876, respectively, of revenue pursuant to a processing service provider’s assignment to us, effective September 1, 2012, of a portion of its residual income under one of its service contracts in exchange for our issuance of 500,000 shares of our common stock.

In addition to marketing credit card processing services, we also intend to engage in the development and operation of on-line portals and mobile applications offering directories of professional service providers. As of the date of this prospectus, we have completed our initial on-line portal and mobile application dedicated to a directory of medical doctors, however we have not commenced revenue producing operations by way of our medical directory. We expect to commence the marketing of our medical directory in June 2013, and hope to commence our receipt of revenue from the marketing of our medical directory in the third quarter of 2013; however there can be no assurance we will be able to do so.

Our directories of professional service providers will be offered under our trademark “MY800.” For example, the website for our medical directory is www.my800doctor.com.We have completed the development of a website www.my800doctor.com and we are in the process of developing our next website, www.my800 lawyer.com, which we hope to complete in the third quarter of 2013. Each of our online directories will allow a consumer to search our database for the service provider by specific area of practice by zip code and schedule an appointment online for free. We plan to develop additional websites with similar characteristics for consumers in need of specific services, including www.my800realtor.com, my800mortgage.com, my800restaurant.com, and others. We also intend to develop wireless applications using Short Message Service (“SMS”) technology whereby consumers will be able to text “doctor,” “lawyer,” “realtor,” or other keywords to MY800 (69800) on their mobile devices to schedule an appointment. We have completed the development of our initial mobile application for “doctor” and intend to commence the marketing of the application in June 2013. Subject to the successful deployment of our on-line and mobile directories, we intend to develop a platform that enables the service providers included in our directories, or others, to conduct products and service advertising and promotions through mobile text messaging directly to the mobile devices. We have licensed from 3Ci a platform dedicated to marketing via mobile text messaging, however we have not yet begun the marketing of these services. We plan to market these services in the third quarter of 2013. Our goal is to market a suite of services and technologies designed to enable merchants, brands and content owners to communicate with their customers through wireless solutions. Our objective is to build a mobile marketing (via cell phones) and merchant processing company through a combination of organic and acquired growth.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

·	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the completion of this offering;

·	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

·	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion on page 4 under “Risk Factors” of the effect on our financial statements of such election.

MediSwipe will distribute 6,000,000 shares of common stock of 800 Commerce, Inc. in a special distribution to the stockholders of MediSwipe, pro rata, in the nature of a stock dividend distribution. This represents all of the shares of 800 Commerce owned by MediSwipe, equal to approximately 32% of the outstanding shares of 800 Commerce.

The report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2012 and 2011 contains an explanatory paragraph which expresses substantial doubt regarding our ability to continue as a going concern based upon the Company’s net loss of $621,867 and $179,858 for the years ended December 31, 2012 and 2011, respectively. We incurred an additional loss of $138,727 for the three months ended March 31, 2013 and we had an accumulated deficit of $956,951 and $818,224 as of March 31, 2013 and December 31, 2012, respectively. The address of our executive offices is 407 East Fort Street, Suite 500, Detroit, Michigan. 48226. We maintain our web site at www.800commerce.com. Information on this web site is not a part of this prospectus.

We have never been a “shell company” as defined under the federal securities laws.

(1)

SUMMARIES OF REFERENCED DOCUMENTS

This prospectus contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, many of them are filed as exhibits to our registration statement of which this prospectus is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents, but the summaries and selected information are qualified in their entirety by the full text of the agreements and documents, those of which we have filed you may obtain from the Public Reference Section of or online from the Commission. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents. Whenever we make reference in this prospectus to any of our agreements and other documents, the references are not necessarily complete and you should refer to the exhibits attached to our registration statement of which this prospectus is a part for copies of the actual agreement or other document.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this prospectus.

RISK FACTORS

In addition to the forward-looking statements outlined in the preceding topic in this prospectus and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this prospectus, the following risk factors should be carefully considered when evaluating our business. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

(2)

RISKS RELATED TO OUR CORPORATION:

OUR AUDITORS HAVE RAISED SUBSTANTIAL DOUBTS AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our financial statements have been prepared assuming we will continue as a going concern. Since inception in February 2010, we have experienced recurring losses from operations, and these losses have caused an accumulated deficit of approximately $957,000 as of March 31, 2013. We generate only minimal revenues and we continue to experience operating losses. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We anticipate that our operating expenses will continue to increase and we will continue to incur substantial losses in future periods until we are successful in significantly increasing our revenues and cash flow. There are no assurances that we will be able to increase our revenues and cash flow to a level which supports profitable operations and provides sufficient funds to pay our obligations. If we are unable to meet those obligations, we could be forced to cease operations in which event investors would lose their entire investment in our company.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Accordingly, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act for as long as we are an emerging growth company. As a newly public company, our management can wait until our second annual report on Form 10-K as a public company to issue our annual assessment of our internal control over financial reporting. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the last date of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Notwithstanding the above, we are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company,” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting, are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013, and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

(3)

Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates.

We have incurred losses from operations since inception and continued losses threaten our ability to remain in business and pursue our business plan.

Since inception in 2010, we have incurred cumulative losses of approximately $957,000 from operations. We anticipate incurring additional losses from operating activities in the near future. Even if we are able to obtain additional debt or equity funding, you have no assurance we will be able achieve profitability in our operations. Until we achieve break even between revenues and expenses, we will remain dependent on obtaining additional debt and equity funding. Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern. And, our lack of or expectation of profitability in the near future, if at all, can be expected to hamper our efforts to raise additional debt or equity funding. In the event we do not become profitable within a reasonable period of time, we may cease operations, in which event you will lose your entire investment.

Our limited operating history makes it difficult for you to evaluate the merits of purchasing our common stock.

We have been in business for less than three years and are an early revenue-stage enterprise. Our limited revenues and sales do not provide a sufficient basis for you to assess our business and prospects. You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. We are subject to the risks inherent in any new business in a highly competitive marketplace. Products and services that we have recently introduced or plan to introduce in the near future increase our new-business risks and your difficulty in assessing our prospects. You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed. Your purchase of our common stock should be considered a high risk investment because of our unseasoned, early stage business which may likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject.

We will incur increased costs as a result of being a public company. These costs will adversely impact our results of operations.

As a public company, we will incur significant legal, accounting and other expenses that a private company does not incur. We estimate these costs to be approximately $50,000 annually and include the costs associated with having our financial statements prepared, audited and filed with the Securities and Exchange Commission (“SEC”) via EDGAR (the Electronic Data Gathering, Analysis, and Retrieval system) and XBRL (eXtensible Business Reporting Language) costs. In addition, we have costs associated with our transfer agent. The Sarbanes-Oxley Act of 2002 (SOX) and related rules resulted in an increase in costs of maintaining compliance with the public reporting requirements, as well as making it more difficult and more expensive for us to obtain directors' and officers' liability insurance. These added costs will delay the time in which we may expect to achieve profitability, if at all.

(4)

Our management may not devote sufficient time to our business and affairs because of their management positions in other public and private enterprises. Without adequate management attention, we may not be able to establish our business and you risk the loss of your entire investment.

Each of our executive officers will devote a portion of his working time to at least one other publicly traded company, including MediSwipe, and in more than one other publicly traded company and private business activities. Without sufficient attention to our business and affairs by our management, our operations may suffer and we may be unable to achieve our potential and become profitable. Risks resulting from lack of profitability are described in preceding risk factors, and include a risk that we will not be able to maintain ongoing operations.

Our officers, directors, consultants and advisors are not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time between our operations and those of other businesses.

Our directors are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time between our operations and those of other businesses.

Currently, James Canton, PhD our Chairman, Scott Climes, our Chief Executive Officer and Director, B. Michael Friedman, our President and Director, and Barry Hollander, our Chief Financial Officer each commit between 25% and 50% of their time to our business in their capacities as officers and directors. Nevertheless, if the execution of our business plan demands more time than is currently committed by any of our officers, directors, consultants or advisors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain equity funding by issuance of convertible securities or common stock, or common stock purchase warrants in connection with either type of funding, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. Future increases in the number of our shares outstanding will have a negative impact on earnings per share, increasing the earnings we must achieve to sustain higher prices for our common stock. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Loss of key personnel could have a material adverse effect on our operations.

We are particularly dependent upon our current executive management during the period before we achieve commercially sustainable operations, of which you have no assurance. The termination of one or more members of our current executive management, all of whom we employ on a part-time basis, for any reason in the near future could be expected to have a materially adverse effect on us because we only have three members of management at the date of this prospectus and we believe we cannot employ replacements for any of them who would have their level of dedication to, vision for and financial interest in us. Furthermore, it is probable any qualified replacements would require full-time employment with salary and benefits which can be expected to exceed our financial resources in the foreseeable future.

(5)

Voting control by management and two other persons means it is unlikely you and other stockholders will be able to elect our directors and you will have little influence over our management.

Our management will own a total of thirty-six percent of our shares and three other individual stockholders will own approximately five, five and eight percent, respectively, of our shares, after the dividend distribution made pursuant to this prospectus. Each issued and outstanding share of common stock is entitled to one vote on each nominee for a directorship and on other matters presented to stockholders for approval. Our Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person or group who controls or can obtain more than fifty percent of the votes cast for the election of each director, as does management and the two other stockholders in the aggregate, will control the election of all directors and other stockholders will not be able to elect any directors or exert any influence over management decisions. Removal of a director for any reason requires a majority vote of our issued and outstanding shares of common stock.

We have assessed the effectiveness of our disclosure controls and procedures and our internal control over financial reporting and management concluded they are not effective. If there is a material weakness in either, there are no assurances that our financial statements will not contain errors which could require us to restate our financial statements.

The Sarbanes-Oxley Act of 2002 (SOX) requires public companies to establish disclosure controls and procedures and controls over financial reporting and to periodically assess the effectiveness of the controls and procedures. Following the effectiveness of the registration statement of which this prospectus is part, we will be required to maintain “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 and thereafter to report on a quarterly basis, in our quarterly and annual reports which we will file the SEC, our management’s conclusion regarding the effectiveness of our disclosure controls and procedures. In addition, in our annual report for 2013 we will also become subject to SEC rules which will require us to include a report of our management in our annual report on the effectiveness of internal control over financial reporting. However, as we will in all likelihood be a smaller reporting company when we are first required to provide this report, we will be exempt from the auditor attestation requirements concerning our report at the time the first report is issued, and will remain exempt from those attestation requirements so long as we remain a smaller reporting company. As of March 31, 2013, we conducted an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act). Based upon this evaluation our Chief Executive Officer and Chief Financial Officer concluded that, at March 31, 2013, our disclosure controls and procedures are not effective.

We assessed the effectiveness of the Company’s internal control over financial reporting as of evaluation date and identified the following material weaknesses:

Insufficient Resources: We have an inadequate number of personnel with requisite expertise in the key functional areas of finance and accounting.

Inadequate Segregation of Duties: We have an inadequate number of personnel to properly implement control procedures.

Lack of Audit Committee: We do not have a functioning audit committee, resulting in lack of independent oversight in the establishment and monitoring of required internal controls and procedures.

We have discussed the material weaknesses noted above with our independent registered public accounting firm. Due to the nature of these material weaknesses, there is a more than remote likelihood that misstatements which could be material to the annual or interim financial statements could occur that would not be prevented or detected.

(6)

RISKS RELATED TO OUR BUSINESS:

A significant part of our business plan depends on marketing of our products and services, which may not be accepted in the marketplace.

Our industry is extremely competitive and we have a very small market share. In order to achieve successful operations we will depend on effective marketing to gain a significantly larger market share. At the date of this prospectus, other than our officers and directors, we do not have any employees. We do not engage independent sales representatives. We do not employ a marketing agency. Employing a greater number of marketing personnel or a marketing agency would require greater financial resources than we currently possess. Furthermore, our ability to attract independent sales representatives may be limited without greater name recognition, an advertising campaign and market penetration. Unless we are able to address these limitations in our marketing capabilities, you may expect our revenues to be limited and we may have difficulty staying in business. And under such circumstances, our stock would not gain in value.

We operate in and plan to expand into extremely competitive environments, which will make it difficult for us to achieve market recognition and revenues.

We operate in an extremely competitive environment and the markets for our products are characterized by rapidly changing technologies, frequent new product introductions, short product life cycles and evolving industry standards. Our success depends, in substantial part, on the timely and successful introduction of our new products and services and thereafter upgrades of our products and services to comply with emerging industry standards and to address competing technological and product developments by our competitors. The research and development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and investment, as well as the accurate anticipation of technology, market trends and customer needs. We may focus our resources on technologies that do not become widely accepted, are not timely released or are not commercially viable. In addition, our products may contain defects or errors that are detected only after deployment. If our products are not competitive or do not work properly, our business could suffer and our financial performance could be negatively impacted. You have no assurance that our new products and services, which we intend to be a significant part or our business, will be accepted in the marketplace. If our products and services do not achieve market acceptance, our revenues will be significantly below the level we anticipate.

We face many risks relating to intellectual property rights.

Our business could be harmed if: (1) we, our customers and/or our suppliers are found to have infringed intellectual property rights of third parties, (2) the intellectual property indemnities in our supplier agreements are inadequate to cover damages and losses we suffer due to infringement of third-party intellectual property rights by our suppliers’ products, (3) we are required to indemnify our customers for significant amounts under agreements providing for intellectual property indemnities that have been entered into with some of our customers, (4) our intellectual property protection is inadequate to protect our proprietary rights, (5) the indemnity rights passed through by our customers are insufficient, or (6) our competitors negotiate significantly more favorable terms for licensed intellectual property.

Our business will rely on text messaging services, and any fees for the sending or receiving of messages could adversely affect our revenue and business.

Our business will be dependent upon text messaging services. In most cases, the mobile communication networks charge a fee to the sender or receiver of a text message. The fees charged by the mobile communication networks could have a material adverse effect on the market’s acceptance of our proposed mobile directories and mobile marketing via text messaging. Because of the importance of messaging services to our business, if we are unable to successfully deliver messages to our potential subscribers, or if subscribers opt-out of receiving our messages, the success of our proposed mobile directories and mobile marketing would be adversely affected.

We derive a substantial part of our revenue from one merchant service provider pursuant to an Assignment Agreement. If this Agreement is cancelled or terminated for any reason our revenues, financial condition and results of operations would be adversely affected.

We received approximately 86% and 96% of our revenue for the year ended December 31, 2012 and quarter ended March 31, 2013, respectively, pursuant to an Assignment Agreement. Per the terms of the Assignment Agreement, as amended on October 1, 2012, a merchant service provider assigned thirty percent (30%) of their rights to receive residual payments from certain Assigned Customer(s), in exchange for five hundred thousand (500,000) shares of the Company’s common stock. The term of the Assignment Agreement commenced on September 1, 2012 and shall continue for a period of one (1) year after which it shall renew for successive one year terms automatically, unless terminated in accordance with the terms thereof. Either party has the right to terminate this Agreement at the end of the then current Term, upon thirty (30) days prior written notice to the other party. The merchant service provider may terminate the Agreement at any time on thirty (30) days written notice to 800 Commerce provided however, that if such termination is without default or other material cause by 800 Commerce, then the Company shall continue to receive the referral fees contemplated therein despite such termination, subject to the other provisions thereof that survive termination. If we lose this merchant service provider or they reduce the amount of business they do with us, our revenues and profitability would be adversely affected. In addition, we are subject to credit risk due to concentration of our trade accounts receivables, and the inability of the Assignor of the Assignment Agreement to meet its obligations to us would adversely affect our financial results. At March 31, 2013, accounts receivable from the Assignor amounted to 98% of accounts receivable. Although we are making efforts to reduce our dependency on the Assignment Agreement, we believe this concentration of sales to one customer will continue in the near future.

Existing federal, state and foreign laws regulating email and text messaging marketing practices impose certain obligations on the senders of commercial emails and text messages, which could increase our operating expenses to the extent financial penalties, are triggered.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN-SPAM Act, among other things, obligates the sender of commercial emails, and someone who initiates commercial emails, to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult content or content regarding harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act. We, our endorsers and our advertisers may all be subject to various provisions of the CAN-SPAM Act. If we are found to be subject to the CAN-SPAM Act, we may be required to change one or more aspects of the way we operate our business, including eliminating the option for endorsers to send emails containing our advertisers’ messages or by not allowing endorsers to receive compensation directly or indirectly as a result of distributing emails containing our advertisers’ messages.

If we were found to be in violation of the CAN-SPAM Act, other federal laws, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our endorsers or any determination that we are directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our reputation and our business.

(7)

RISKS RELATING TO INVESTMENT IN OUR SHARES:

You may incur federal income tax as a result of your receipt of the dividend distribution.

We are not able to predict the fair market value of our shares that the Internal Revenue Service may claim immediately following the dividend distribution. To the extent such fair market value exceeds your taxable basis in the MediSwipe stock to which the dividend relates, the excess will be treated as short or long term capital gain, based on your holding period for the MediSwipe stock. As a result, you may be required to include some amount related to the dividend in your taxable income for federal and state income tax purposes, even though you receive no cash in connection with the transaction. You will be required to use other sources of cash to pay any increase in your income tax related to the dividend.

You may find it difficult to sell our shares because there is no public market for our common stock and you have no assurance a public market will develop.

There is no public market for our common stock and there are no assurances a public market will ever be established. While we expect to take steps to secure a quotation of our common stock on the OTC Quotation Board of OTC Markets (“OTCQB”) following the completion of the spin-off, this is a lengthy process and there are no assurances we will be successful. Even if our common stock is ultimate quoted on the OTCQB, there are no assurances a liquid market for our stock will ever develop.

No broker-dealer has committed to create or maintain a market in our common stock.

We have no agreement with any broker or dealer to act as a market maker for our common stock following the spin-off and there are no assurances we will be successful in obtaining any market makers. As a result, no broker or dealer will have any incentive to make a market for our common stock. The lack of one or more market makers for our securities could adversely influence the market price for our common stock, as well as your ability to dispose of your shares of our common stock received in the spin-off, or to obtain accurate information about and/or quotations on our common stock.

Outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock, if a public trading market develops.

Approximately 78% of the shares of our common stock that will be distributed under this prospectus will be “free-trading” shares. Of the 6,000,000 shares of our common stock that will be distributed, 1,323,905 shares will be subject to Securities Act Rule 144 as control securities and will not be free-trading. The amount of shares which are available for sale in the public market, should such a market be developed, could result in a depression of our stock price until such time, if ever, that an active and liquid market for our common stock is developed. However, dividend shares distributed to our management will not be part of the “public float” because our management must satisfy certain requirements of Rule 144 with respect to a limitation on the number of shares sold in a three month period, the filing of Form 144 and the manner in which the shares are sold. The amount of restricted shares which are available for sale in the public market, should such a market be developed, with or without the liquidation of those shares, could result in a depression of our stock price until such time, if ever, that an active and liquid market for our common stock is developed and the restricted shares are liquidated by their owners.

"Penny stock” rules may make buying and selling our common stock difficult.

We expect trading in our common stock will be subject to the "penny stock" rules of the Securities and Exchange Commission.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.   The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock and limiting the number of broker-dealers who will accept our common stock in their customers’ accounts.  As a result, you may find it more difficult to sell our common stock into the public market.

(8)

PLAN OF DISTRIBUTION

Distributing company: MediSwipe, Inc.

Shares to be distributed: 6,000,000 shares of our common stock. The shares to be distributed in the spin-off will represent approximately 32% shares of our outstanding common stock.

Distribution ratio: One share of our common stock for every 142 shares of MediSwipe common stock owned of record on _______, 2013. No cash distributions will be paid and any fractional share will be rounded up to the nearest whole share.

No payment required: No holder of MediSwipe common shares will be required to make any payment, exchange any shares or take any other action in order to receive our common stock to be issued in the spin-off.

Record date: The record date for MediSwipe’s distribution of our common stock is _____, 2013. Since the record date, the MediSwipe common shares have been trading “ex dividend,” which means that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus mailing date: ______________, 2013. We have mailed this prospectus to you on or about this date.

Distribution date: The distribution date will be a date within 10 days following the prospectus mailing date designated above. If you hold your MediSwipe common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold MediSwipe common shares in a certificated form, a certificate representing your shares of our common stock will be mailed to you. The mailing process is expected to take approximately 30 days from the distribution date.

(9)

Distribution agent: Island Stock Transfer

Background and reason for the Distribution

Overview

On April 12, 2011, the majority shareholders of MediSwipe approved the distribution of all of the shares of our common stock owned by it, and on October 11, 2012 the Board of Directors of MediSwipe approved the dividend distribution. Immediately following the distribution, MediSwipe stockholders as of the record date will own approximately 32% of the outstanding shares of our common stock.

The Mediswipe Board of Directors approved the spin-off in April 2011, at the same time three new board members were appointed. The three new board members reviewed the situation and determined that they would like to have a full year of results of 800 Commerce, additional progress made on the execution of 800 Commerce’s business plan and evidence that 800 Commerce could sustain itself. Once the Board was satisfied with the progress of these matters and then having the necessary audited financial statements needed, the Board moved forward.

Goals of the spin-off

The MediSwipe board of directors believes that separating our businesses from MediSwipe’s businesses through the distribution spin-off is in the best interests of MediSwipe and its stockholders and has concluded that the separation will provide each company with a number of opportunities and benefits, including the following:

•	Strategic Focus. The spin-off will allow each independent company to design and implement corporate strategies and policies that are based on the industries that it serves and its specific business characteristics, including customers, sales cycles and product life cycles.

•	Recruiting and Retaining Employees. Allow each independent company to recruit and retain employees with expertise directly applicable to its needs and pursuant to compensation policies that are appropriate for its specific lines of business.

•	Access to Capital. Remove the need for the businesses to compete internally for capital. Instead, both companies will have direct access to the capital markets to fund their respective growth strategies and to establish an appropriate capital structure for their business needs.

•	Strategic Flexibility. Provide each independent company increased strategic flexibility to form partnerships and alliances in its target markets, unencumbered by considerations of the potential impact on the businesses of the other company.

•	Investor Choice. Provide investors in each company with a more targeted investment opportunity with different investment and business characteristics, including different opportunities for growth, capital structure, business models and financial returns. This will allow investors to evaluate the separate and distinct merits, performance and future prospects of each company.

There are no assurances that all or any of these goals will be achieved.

 Potential Conflicts of Interest

The spin-off will create a potential conflict of interest between 800 Commerce and MediSwipe due to the overlap in management between the two companies. As of the date of this prospectus, each of our executive officers devotes a portion of his working time to at least one other company, including MediSwipe. Without sufficient attention to our business and affairs by our management, our operations may suffer and we may be unable to achieve our potential and become profitable.

In order to address potential conflicts of interest between 800 Commerce and MediSwipe apart from the conflicts over the devotion of time by each company’s management team, we have entered into a NonCompetition, Non-Solicitation and Confidentiality Agreement with MediSwipe dated March 29, 2013. Pursuant to the agreement, MediSwipe has agreed, effective as of the distribution date of the spin-off:

•	Not engage, directly or indirectly, in any operations relating to merchant payment processing services or online lead generation services that identify and qualify buyers of products and services and match them to markets and services; provided that MediSwipe may conduct such activities to the extent provided or relating to the ownership or operation of medical marijuana dispensaries;

•	Not to solicit any officers, employees, customers or suppliers of 800 Commerce; and

•	To maintain in confidence, and not disclose or use, any confidential information of 800 Commerce acquired by MediSwipe, except as may be necessary or desirable for MediSwipe to carry out its business operations provided such operations do not compete with those of 800 Commerce.

MediSwipe’s covenants under the NonCompetition, Non-Solicitation and Confidentiality Agreement will become effective upon the distribution of the spin-of and shall remain in effect until the earlier of (a) such time as 800 Commerce does not have any executive officers, directors or beneficial owners of 5% of its voting securities who happen to be executive officers, directors or beneficial owners of 5% of the voting securities of MediSwipe or (b) the fifth (5th) anniversary of the distribution date of the spin-off. The agreement provides that any action to enforce the terms of this agreement by 800 Commerce may be brought on a derivative basis by the holders of record of five percent (5%) or more of the outstanding voting securities of 800 Commerce. The agreement may be amended only by a written agreement signed by each party; provided further, that in the case of any amendment that reduces or adversely effects the rights of 800 Commerce, no such amendment shall be effective until such time as it has been approved by the holders of a majority of the outstanding voting securities of 800 Commerce.

Mechanics of completing the spin-off

Following the date of this prospectus MediSwipe will deliver to the distribution agent, Island Stock Transfer, a certificate or certificates for 6,000,000 shares of our common stock to be distributed to the MediSwipe stockholders as of __________, 2013.

If you hold MediSwipe common stock in a brokerage account, your shares of our common stock to be issued to you in the spin-off will be credited to that account. If you hold your MediSwipe shares of common stock in a certificated form, a certificate representing the shares of our common stock to be issued to you in the spin-off will be mailed to you by the distribution agent to the address set forth in the books and records of MediSwipe. The mailing process is expected to take approximately 30 days from the date of this prospectus.

No cash distributions will be paid. Fractional shares of our common stock issuable in accordance with the distribution will be rounded up to the nearest whole share.

No holder of MediSwipe common stock is required to make any payment or exchange any shares in order to receive our shares of common stock in the spin-off distribution.

(10)

Federal income tax consequences of the spin-off

General

The following discusses U.S. federal income tax consequences of the spin-off transactions to MediSwipe stockholders who hold MediSwipe common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, or the Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to MediSwipe stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:

•	foreign persons, for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	financial institutions,

•	dealers in securities,

•	traders in securities who elect to apply a market-to-market method of accounting,

•	insurance companies,

•	tax-exempt entities,

•	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

•	holders who hold MediSwipe common stock as part of a hedge, straddle, conversion or constructive sale.

Further, we are not providing any information in this prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

MediSwipe stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws. This is because one of the requirements under U.S. tax laws for the transaction to constitute a tax-free spin-off is that MediSwipe would need to own at least 80% of the voting power of our outstanding capital stock and at least 80% of the number of shares of each class of our outstanding voting capital stock. As we have issued stock to various persons, MediSwipe does not own at least 80% of our shares, as a result, we believe that the distribution will not qualify as a tax-free spin-off.

Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each MediSwipe stockholder receiving our shares of common stock in the spin-off generally would be treated as if the stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:

•	a dividend to the extent paid out of MediSwipe’s current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

•	a reduction in your basis in MediSwipe common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

•	gain from the sale or exchange of MediSwipe common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

Each shareholder's basis in our common stock will be equal to the fair market value of the stock at the time of the spin-off. If a public trading market for our common stock develops, of which there are no assurances, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

The distribution of our common shares in the spin-off will be treated by MediSwipe in the same manner as any other distribution of cash or property that MediSwipe may make. MediSwipe will recognize gain from the distribution of our common shares equal to the excess, if any, of the fair market value of our common shares that MediSwipe distributes, over MediSwipe’s tax basis in those shares.

Back-up withholding requirements

U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

•	provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

A stockholder who does not supply MediSwipe with his, her or its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares, if any, will be reported annually to the Internal Revenue Service and to the stockholder.

Federal Securities Laws Consequences

Our common stock distributed to MediSwipe stockholders in the spin-off will be freely transferable under the Securities Act of 1933, except for securities received by persons who may be deemed to be our affiliates under federal securities rules. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with our company, such as our directors and executive officers. Persons who are affiliates of MediSwipe generally will be permitted to sell their shares of our common stock received in the spin-off only pursuant to Rule 144 under the Securities Act of 1933. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, shares of our common stock received by MediSwipe affiliates in the spin-off may be sold if certain provisions of Rule 144 under the Securities Act of 1933 are complied with.

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

March 31, 2013 (Restated)
Total current debt	$50,000
Long term liabilities	—
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares outstanding	—
Common stock, $0.001 par value, 90,000,000 shares authorized, 19,050,000 shares outstanding	19,050
Additional paid-in capital	1,085,450
Deferred equity consideration	(41,667)
Accumulated comprehensive gain	306,900
Accumulated deficit	(956,951)
Total stockholders' equity	412,782
Total capitalization	$462,782

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. As of March 31, 2013, there were 19,050,000 shares of our common stock outstanding, held by approximately 25 record owners of our common stock. The company also has options to purchase 1,600,000 shares of common stock at $0.30 per share, and has a $50,000 convertible note as further described under Related Party Transaction herein.

All of our outstanding shares of common stock prior to the spin-off are “restricted securities” under Rule 144. In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. After a one year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are distributing in the spin-off could negatively impact the market price of our common stock should a market develop in the future, of which there is no assurance. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by our stockholders will have on the market price of our common stock prevailing from time to time, should a market develop.

Intent to Become a Fully Reporting Company

Immediately following the distribution we expect to file a registration statement on Form 8-A with the SEC which will register our common stock under Section 12(g) of the Securities Exchange Act of 1934. This filing will requires us to file annual, quarterly and other reports with the SEC, as well as proxy and information statements, among other filings. It will also obligate our officers, directors and principal shareholders to file reports under Section 16 of the Securities Exchange Act of 1934. We will take this action to ensure that we are a fully reporting company and that financial and other information about out company is available to our stockholders and potential investors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our interim financial statements for the three months ended March 31, 2013 and 2012 together with notes thereto and our audited financial statements for the years ended December 31, 2012 and 2011 together with notes thereto, which are included in this registration statement on Form S-1. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been revised for the effects of the restatement of the Company’s financial statements. See note (1) to the Company’s audited and unaudited financial statements included elsewhere in this prospectus.

Restatement of previously issued financial statements

The Company has restated previously issued financial statements and related footnotes as of December 31, 2012 and March 31, 2013, for the year ended December 31, 2012 and for the three months ended March 31, 2012 and 2013. For additional information regarding this restatement, see note (1) to the Company’s audited and unaudited financial statements included elsewhere in this prospectus.

The Company has restated the financial statements to account for the reclassification of the fair value of common stock issued as consideration for the assignment of a customer, from operating expenses to costs of revenues, and to amortize such costs over the one year term of the Assignment Agreement, beginning August 1, 2012, pursuant to which the Company issued 500,000 shares of its’ common stock. The reclassification and amortization resulted in a decrease in the Company’s net loss by $72,917 for the year ended December 31, 2012 and an increase in the net loss by $31,250 for the three months ended March 31, 2013. The net loss per share decreased from $0.05 to $0.04 for the year ended December 31, 2012 and there was no effect on net loss per share for the three months ended March 31, 2013.

In the restated consolidated balance sheets as of December 31, 2012 and March 31, 2013, the Company has included $72,917 and $41,667, respectively, of deferred equity consideration in the stockholders’ equity section, as contra equity.

All data included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2012 and for the three months ended March 31, 2013 is derived from our restated consolidated financial statements for those periods.

For the three months ended March 31, 2013 compared to March 31, 2012

Results of Operations

Revenues. We had revenues for the three months ended March 31, 2013 and 2012 of $93,812 and $3,674, respectively. The increase of $90,138 included $89,876 of revenues pursuant to a processing service provider’s assignment to us of a portion of its residual income under one of its service contracts in exchange for our issuance of 500,000 shares of our common stock. Pursuant to an Assignment Agreement dated August 1, 2012 (as amended on October 1, 2012) between us and Payventures, LLC, a marketer of merchant payment processing services, the Company has purchased from Payventures 30% of its residual fees under a specific client contract. The Assignment Agreement is for a period of one year and is subject to early termination in the event Payventures’ client terminates its contract with Payventures.

All of our revenue from inception through March 31, 2013, other than the revenue under the Assignment Agreement, has been derived from our marketing of credit card processing services on behalf of merchant payment processing service providers. We have entered into agent referral agreements with merchant payment processing service providers, including Payventures, LLC, and FrontStream Payments, Inc. (“FrontStream”) pursuant to which we receive a commission, based on a percentage of the net revenue received by the payment processor from customers we introduced to them. The Company received revenue of $3,787 and $3,682 from FrontStream for the three months ended March 31, 2013 and 2012 respectively. The Company’s agreement with FrontStream, (formerly Direct Technologies, LLC) was entered into on July 31, 2009 with a three (3) year term and automatically renews for successive one year terms, unless terminated by either party pursuant to the terms of the agreement. The Company receives an amount equal to 70% of the Residual for the previous month's activity, on or about the 25th day of the next month.

Costs of revenues. For the three months ended March 31, 2013 our cost of revenues was $113,253 . This expense was comprised of costs associated with a Consulting Agreement and Hosted License Fee (see Agreements, page 25) whereby services will be provided to the Company, including: coordination of mobile messaging services, customer contact, customer assistance services and merchant acquisition and processing services. Pursuant to the Consulting Agreement, the consultant will be compensated at their standard hourly rate for such services. The costs for the three months ended March 31, 2013 include $30,566 for merchant acquiring and processing services, $26,362 for mobile messaging services, $17,575 for customer contact and customer assistant services and $7,500 for hosted license fees. Also included in cost of sales for the three months ended March 31, 2013, was amortization of deferred equity consideration for customer acquisition costs of $31,250 as a result of the issuance of 500,000 shares of the Company’s common stock pursuant to the initial one year term of the Assignment Agreement.

Operating Expenses. Our operating expenses were $120,311 and $4,380 for the three months ended March 31, 2013 and 2012, respectively. The increase by $115,931 in 2013 was due primarily to $75,500 in stock-based compensation. The stock-based compensation expense is comprised of the vesting of options to purchase 300,000 shares of common stock, valued at $63,000 and the amortization of $12,500 prepaid stock compensation for consulting services. Pursuant to the option agreements, there remain options to purchase 400,000 shares of common stock and $83,909 of future stock compensation expense will be realized as the options vest from April 2013 through July 2013. There also remains $6,250 of prepaid stock compensation for consulting services. Additionally in the 2013 period there were salaries and management fees not including stock-based compensation of $14,803, professional and consulting fees of $5,962, increases in rent expense of $4,900, $2,225 of travel and entertainment and $13,481 of other office administrative expenses. We expect an increase in overall expenses during 2013 due to the additional expenses incurred as a result of becoming a publicly traded company in the United States. At the present time, we do not have any agreements or plans to issue additional shares of common stock for services, however as an early stage company, and in consideration of the available cash we may have on hand in the future, we may decide to issue additional shares of stock, if the Board of Directors feel it is necessary to, among other items, attract and/or maintain qualified and competent management. The total amount of stock-based compensation expense ultimately is based on the number of awards that actually vest and fluctuates as a result of performance criteria, as well as the vesting period of all stock based awards. Accordingly, the amount of compensation expense recognized during any fiscal year may not be representative of future stock-based compensation expense. In accordance with ASC Topic 718, Compensation - Stock Compensation (ASC Topic 718), compensation costs for performance based awards are recognized over the requisite service period if it is probable that the performance goal will be satisfied. We use our best judgment to determine probability of achieving the performance goals in each reporting period and recognize compensation costs based on the number of shares that are expected to vest.

Net Loss. For the three months ended March 31, 2013 and 2012, our net loss was $138,727 and $706, respectively. The increase in net loss in 2013 was due primarily to the increase in total operating expenses, as described above. Approximately $119,000 of the current period loss was noncash expenses for stock compensation expenses and amortization of discounts on convertible notes.

For the year ended December 31, 2012 compared to December 31, 2011

Results of Operations

Revenues. We had revenues for the years ended December 31, 2012 and 2011 in the amount of $121,904 and $13,494, respectively. The increase of $108,410 included $105,375 of revenues pursuant to the Assignment Agreement.

All of our revenue from inception through December 31, 2012, other than the revenue under the Assignment Agreement, has been derived from our marketing of credit card processing services on behalf of merchant payment processing service providers. We have entered into agent referral agreements with merchant payment processing service providers, including Payventures, LLC, and FrontStream Payments, Inc. pursuant to which we receive a commission, based on a percentage of the net revenue received by the payment processor from customers we introduced to them. For the years ended December 31, 2012 and 2011, we received revenues from FrontStream of $13,822 and $13,312, respectively. The Company’s agreement with FrontStream, (formerly Direct Technologies, LLC) was entered into on July 31, 2009 with a three (3) year term and automatically renews for successive one year terms, unless terminated by either party pursuant to the terms of the agreement. The Company receives an amount equal to 70% of the Residual for the previous month's activity, on or about the 25th day of the next month.

Costs of revenues. For the year ended December 31, 2012 our cost of revenues was $153,663. This expense was comprised of costs associated with a Consulting Agreement and Hosted License Fee (see Agreements, page 25) whereby services will be provided to the Company, including: coordination of mobile messaging services, customer contact, customer assistance services and merchant acquisition and processing services. Pursuant to the Consulting Agreement, the consultant will be compensated at their standard hourly rate for such services. The costs for the year ended December 31, 2012 include $40,708 for merchant acquiring and processing services, $28,429 for mobile messaging services, $22,444 for customer contact and customer assistant services and $10,000 for hosted license fees. Also included in cost of sales for the year ended December 31, 2012, was amortization of deferred equity consideration for customer acquisition costs of $52,083 as a result of the issuance of 500,000 shares of the Company’s common stock pursuant to the initial one year term of the Assignment Agreement.

Operating Expenses. Our operating expenses were $570,371 and $193,352 for the years ended December 31, 2012 and 2011, respectively. The increase by $377,019 in 2012 was due primarily to an increase of $176,650 in stock-based compensation from 2011. The stock-based compensation expense of $294,450 for the year ended December 31, 2012 is comprised of 3,401,000 shares for services recorded as an expense of $105,450 and vested options to purchase 900,000 shares of common stock, valued at $189,000 . Pursuant to the option agreements, there remain options to purchase 700,000 shares of common stock and $146,909 of future stock compensation expense will be realized as the option vest from January 2013 through July 2013. There also remains $18,750 of prepaid stock compensation for consulting services. Additionally there were increases in salaries and management fees not including stock-based compensation of $69,788, professional and consulting fees of $63,511, software and internet costs increased by $21,492 for costs associated with the build out of our platform, $9,488 of transfer agent and filing fees and $36,090 of other office administrative expenses. We expect an increase in overall expenses during 2013 due to the additional expenses incurred as a result of becoming a publicly traded company in the United States.

Net Loss. For the years ended December 31, 2012 and 2011, our net loss was $621,867 and $179,858, respectively. The increase in net loss in 2012 was due primarily to the increase in total operating expenses, as described above. Approximately $374,000 of the current period loss was noncash expenses for stock compensation expenses and amortization of discounts on convertible notes.

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Liquidity and Capital Resources.

As of March 31, 2013, the Company had $580,196 in current assets, consisting of $12,993 in cash, $60,953 in accounts receivable, $495,000 in marketable securities and $11,250 in prepaid expenses and other assets. As of March 31, 2013, the Company had $202,723 in current liabilities consisting of accounts payable and accrued expenses of $76,152, $57,887 due to shareholders (of which $47,387 is due to MediSwipe, $39,864 ($50,000 face value) of convertible promissory note to an officer and director of the Company and $28,820 of derivative liabilities). The Company estimates that the cash required for the next twelve months will be $500,000. The estimated cash needed is for the following costs:

Operating costs	$ 300,000
Repay Mediswipe and other shareholders	58,000
Marketing of my800 websites	117,000
Acquisition of databases	25,000
TOTAL	$ 500,000

Acquisition of databases is the estimated costs we will incur to acquire additional industry specific databases. The Company has already purchased doctor and attorney databases. Future acquisitions of databases may include realtors, mortgage originators, home repair businesses, nail salons, etc. Once acquired, the Company can market these databases to consumers who need a service by texting the keyword “realtor,” or “plumber” to our SMS portal and receive text messages for providers in their zip code, with the ability to make an immediate appointment directly with the business.

Operating costs are comprised of our current monthly operating expenses, and are estimated to be annually as follows:

Salaries and management fees	$60,000
Software development	60,000
Rent and other office expenses	36,000
Licensing and hosting fees	42,000
Travel and entertainment	24,000
Professional fees	48,000
Transfer agent and filing fees	18,000
Other	12,000
Total	$300,000

Additional estimated marketing costs we expect to incur as we grow our business include:

Online advertising campaigns	$50,000
Billboard campaigns	45,000
Email newsletters	22,000
Total	$117,000

Going Concern

The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2012 contains an explanatory paragraph regarding our ability to continue as a going concern based upon the Company’s accumulated deficit of $818,224 as of December 31, 2012 and working capital of $78,880. For the three months ended March 31, 2013 we incurred a loss of $138,727 , increasing our accumulated deficit to $956,951 . These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances we will be successful in our efforts to generate revenues or report profitable operations or to continue as a going concern, in which event investors would lose their entire investment in our company.

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Operating Activities

Net cash used in operating activities was $27,397 compared to net cash provided by operating activities of $258 for the three months ended March 31, 2013 and 2012, respectively. Negative cash flow for 2013 was due to the net loss of $138,727 , change in the fair value of derivative liability of $11,180 and an increase in accounts receivable of $3,126; offset by the non-cash stock-based compensation of $75,500, $43,678 for amortization and depreciation expenses and an increase in accounts payable and accrued expenses in the amount of $6,259.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2013 of $1,929 was due to the purchase of office furniture. We had no cash flows from investing activities during the three months ended March 31, 2012.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2013 were as a result of advances from shareholders of $1,701. There were no cash flows from financing activities during the three months ended March 31, 2012.

Recent Financing Transactions

In June 2011, the Company sold 210,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $7,000.

In August 2011, the Company sold 255,000 shares of its common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $8,500.

In May 2012, the Company sold 4,650,000 shares of its restricted common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.033 per share and accordingly received $155,000.

In September 2012, the Company sold 300,000 shares of its restricted common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.25 per share and accordingly received $75,000.

In October 2012, the Company sold 100,000 shares of its restricted common stock pursuant to a private placement memorandum to accredited investors. The Company sold the shares at $0.25 per share and accordingly received $25,000.

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Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Critical Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may delay adoption of new or revised accounting standards applicable to public companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period for complying with such new or revised accounting standards. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Upon issuance of new or revised accounting standards that apply to our financial statements, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting guidelines.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

Accounts Receivable

The Company records accounts receivable from amounts due from its processors. The Company charges certain merchants for processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. The Company charges other merchant customers a flat fee per transaction, and may also charge miscellaneous fees to our customers, including fees for returns, monthly minimums, and other miscellaneous services. All the charges and collections thereon flow through our processors who then remit the fee due to us within the month following the actual charges.

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Marketable Securities

The Company classifies our marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ deficiency. Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the month in which commissions are earned.

Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, we primarily use prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). We also consider the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s own credit risk as observed in the credit default swap market.

The Company’s financial instruments consist primarily of marketable securities. Marketable securities are adjusted to fair value each balance sheet, based on quoted prices; which we consider level 1 inputs. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

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Income Taxes

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment. ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized. Our tax years subsequent to 2005 remain subject to examination by federal and state tax jurisdictions.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. Potentially dilutive securities for the three months ended March 31, 2013 and the year ended December 31, 2012, consisting of 326,578 shares of common stock underlying convertible debt and options to purchase 1,600,000 shares of common stock were not included in the calculation of diluted loss per share because their impact was anti-dilutive. There were no potentially dilutive securities outstanding during the three months ended March 31, 2012 and the year ended December 31, 2012.

Accounting For Stock-Based Compensation

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Stock awards granted to non-employees are valued at their respective measurement dates based on the trading price of the Company’s common stock and recognized as expense during the period in which services are provided.

Comprehensive Income (Loss)

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company’s comprehensive loss consist of unrealized losses on available-for-sale securities.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This guidance requires additional disclosures about fair value measurements, including information about purchases, sales, issuances and settlements in Level 3. We adopted this guidance effective January 1, 2011, and its adoption did not have a material impact on our consolidated financial condition or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 will result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, with early application not permitted, and becomes effective for us on January 1, 2012. The adoption of this standard will not have a material impact on our consolidated financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. We adopted this guidance effective October 1, 2011, and its adoption did not have a material impact on our consolidated financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

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OUR BUSINESS

800 Commerce was founded for the purpose of marketing credit card processing services on behalf of merchant payment processing service providers. We commenced revenue producing activities based on the marketing of credit processing services in March 2010. We generate revenue from our marketing of credit processing services by way of fees we receive from merchant payment processing service providers on whose behalf we broker their processing services. From our inception through March 31, 2013, we have generated approximately $45,145 of revenue from our marketing of credit card processing services. For the year ending December 31, 2012, and for the three months ended March 31, 2013 we also received $105,375 and $89,876, respectively, of revenue pursuant to an Assignment Agreement, whereby , effective September 1, 201 2 , the Company acquired from Payventures a portion of its fee income under one of its service contracts in exchange for our issuance of 500,000 shares of our common shares.

In addition to marketing credit card processing services, we also intend to engage in the development and operation of on-line portals and mobile applications offering directories of professional service providers. As of the date of this prospectus, we have completed our initial on-line portal and mobile application dedicated to a directory of medical doctors, however we have not commenced revenue producing operations by way of our medical directory. We expect to commence the marketing of our medical directory in June 2013, and hope to commence our receipt of revenue from the marketing of our medical directory in the third quarter of 2013; however there can be no assurance we will be able to do so.

Merchant Payment Processing Business

Currently, 100% of our revenues are derived as agent for electronic merchant payment processing services. Approximately 14% and 4% of our revenues for fiscal 2012 and for the three months ended March 31, 2013, respectively, were from marketing credit card processing services on behalf of merchant payment processing service providers. As of the date of this prospectus, we have entered into agent referral agreements with merchant payment processing service providers, including Payventures, LLC and FrontStream Payments, Inc., pursuant to which we receive a commission based on a percentage of the net revenue received by the payment processor from customers we introduce to them. These merchant payment processing services include payment solutions that are available to both bricks and mortar businesses and online businesses worldwide.  The electronic payment processing services we sell enable our clients to accept all major credit cards, debit cards and ATM cards, as well as many other forms of payment.  These other payment forms include payroll cards, gift cards, loyalty program cards, ACH check drafts, money transfers and pay-by-check verification/guarantee services.  The payment gateway platform offered by our merchant processors are accessible via websites, retail stores, mail order, telephone order call centers, wireless terminals and hand held devices.  The payment gateway platforms offered by our merchant processors may be integrated with thirteen processing platforms, including all First Data Platforms.  We believe the merchant processing services we market on behalf of third party merchant payment processors is an attractive business opportunity for us.

The licensed payment gateway platforms offered by our merchant processors comply with the Payment Card Industry Data Security Standard.  PCI was developed by the major credit card companies as a guideline to help organizations that process card payments prevent credit card fraud, cracking and various other security vulnerabilities and threats.  A company processing, storing, or transmitting payment card data must be PCI compliant or risk losing its ability to process credit card payments and being audited and/or fined.  Merchants and payment card service providers must validate their compliance periodically. We also market re-branding, private label or “white label,” of the payment gateway platforms offered by our merchant processors.  White labeling enables our merchant clients to appear to their customers as if they “own the payment network.”

Our suite of e-commerce payment services include:

☐merchant processing customized solutions

☐private label gateway

☐credit card acceptance

☐private label debit card issuance

☐e-commerce processing

☐gift, payroll and loyalty cards

☐check services

☐wireless/mobile payment platforms

☐ACH

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“MY800” PORTALS

The Company owns the phone number 800-COMMERCE, and has been approved by US Short-Codes for use and operation of the international short code “MY800” (69800) with the use of unlimited keywords. The Company has been approved for use of its’ MY800 or 69800 shortcode by such mobile phone carriers including Verizon, Sprint, T-Mobile, Virgin Mobile, Boost Mobile, Nextel and others.  We plan to introduce and market a suite of consumer services via online directories, designed for our marketing and lead generation business, to be built on the “MY800” theme available to consumers online and via their mobile devices. As of the date of this prospectus, we have completed our initial on-line portal and mobile application dedicated to a directory of medical doctors, however we have not commenced revenue producing operations by way of our medical directory. We expect to commence the marketing of our medical directory in June 2013, and hope to commence our receipt of revenue from the marketing of our medical directory in the third quarter of 2013, however there can be no assurance we will be able to do so or that we will be successful in generating any revenues from our planned lead generating business model.

We have purchased a number of URLs for this business purpose including: www.800commerce.com, www.my800doctor.com, www.my800realtor.com, www.my800creditrepair.com, www.my800lawyer.com, www.my800homeloan.com, www.my800travel.com among others. Each directory will be enhanced with our mobile platform enabling mobile devices and a SMS feature to provide two-way text message communication between the service provider and consumer.  Our directory portal business model will seek to complete a transaction by providing consumers with an easy way to (i) find information to help them make an informed decision; (ii) compare offers from various companies that offer the respective product or service, and (iii) help them easily complete their transaction. Most of our services are free for consumers, with merchants paying for directory listings, premium placement and use of keywords under the MY800 SMS mobile platform. We cannot make any assurances that we will be successful in acquiring additional directories, or that we will be successful developing existing or future acquired directories, and if developed we cannot make any assurances that members of any directory will pay the Company for the proposed services we plan to offer.

My800Doctor.com

The Company’s first 800 directory is available on our website, www.My800Doctor.com, as an interactive health and wellness portal. The portal allows consumers to choose a personal physician, dentist or health and wellness professional from our acquired database of over 400,000 medical professionals, make an appointment online and receive mobile and email confirmation of the appointment. In the future, we plan to provide a variety of proprietary content from the site and offer medical processionals the ability to market services and products via SMS text messaging. My800doctor.com, through various partnerships intends to offer to this network of 400,000 private physicians premium services either for 1) preferred listing within a specific practice and zip code location for approximately $175 a month or 2) online appointment setting fee of up to $20 for each appointment made via the online form at MY800doctor.com, without committing to a monthly fee. Management believes that the MY800 platform will offer value added services including the above functionality as well as additional options including SMS appointment and prescription alerts, at less cost, based on internal research for competitive services. If we are not able to sell these services to our database of physicians, we will not realize any revenue.

Additionally, the Company, through an agreement with Interactive MD, LLC (“iMD”) plans to market iMD’s telehealth services to consumers and employers. Our plan is to allow consumers and employers via a link from the my800doctor.com website to be able purchase various types of monthly memberships from iMD. We have completed the development of the link between our www.My800Doctor.com web site and iMD’s web site, however as of the date of this prospectus we have not yet begun any marketing of these services and the link. If successful, 800 Commerce would receive a referral fee of $10 from iMD per member per month (“PMPM”) via the affiliate agreement, irrespective of the type of membership. If we are not able to successfully market these telehealth services, we will not receive any referral fees.

Pursuant to the iMD agreement, we also have a twelve month option for iMD to build a white label version of the iMD portal for My800doctor.com.  The estimated one time cost of building the platform and system is $42,000 and the estimated time of completion would be ninety days. As of the date of this prospectus, we have no plans to exercise the option to develop the white label version of the iMD portal and we believe that our decision to exercise the option will be based on the success of our marketing arrangement with iMD described above. Under a license with iMD, our white label version of the iMD portal offered at our my800doctor.com web site would be able to offer the uninsured a variety of healthcare options, including a search and appointment directory in any desired field of medicine. For consumers seeking an immediate consultation, telemedicine options would be available, thereby allowing patients to speak directly with a physician online through a HIPPA compliant “Skype Like” video platform for diagnosis and e-scribing.  Additionally, we would be able to offer consumers the ability to establish and maintain their personal healthcare records. Users would be able to search for doctors by specialty and other categories, read doctor reviews, view medical related video content and schedule visits electronically.  We plan to charge a subscription fee of $299 a year or $19.95 a month. Consumers will be able to choose from among participating physicians, receive online consultations at a minimum cost, receive prescriptions via email and get SMS prescription alerts and appointment reminders. We expect these features to be desirable by cutting down on time and travel-related costs associated with customary doctors’ visits and standard healthcare. However, we may be unable to show consumers the value of the service and, as a result, consumers will not purchase subscriptions. Pursuant to the license for the white label portal, we would pay iMD:

$1.20 PMPM for <50,000 members

$1.00 PMPM for <50,000 and <150,000 members

$0.80 PMPM for >150,000 members

$2.00 per consult

Minimum monthly guaranty $10,000

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Mobile Messaging

Mobile messaging technology enables users to communicate in a so-called asynchronous manner, where messages are stored in the network and delivered to the recipient as soon as the recipient’s mobile phone can receive it. Once delivered, the message is stored on the users’ mobile phone. SMS (Short Messaging Service) allows a mobile user to send and receive a text message of up to 160 characters and across virtually any operator network. This service is also referred to as “text messaging” or “texting”. All recent mobile phone models support SMS. As a result, the large installed base of SMS phones creates a large addressable market for SMS-based mobile marketing campaigns. MMS (Multimedia Messaging Service) is the rich media equivalent to SMS text messages. An MMS message can include graphics, photos, audio and video, in addition to text. MMS is not yet universally supported by all networks. SMS and MMS services are together referred to as “mobile messaging” or “messaging”.

SMS is a universal mobile platform for the masses. It does not require special downloads as it is already available on almost all cell phones worldwide. Marketing companies are utilizing the technology to reach potential new customers. Many companies use text messages to send payment reminders and account balance updates. Airlines send text message updates on flight status. Television shows such as "American Idol" ask viewers to vote or take polls via text messages, and social networking sites often use text messaging to update members about friends' activities.

“My800” Mobile Platform

In addition to our web-based MY800 directories, we intend to offer our directories via a mobile application. The “MY800” Mobile Marketing and Customer Relationship Management (CRM) platform is planned to be a hosted solution, developed in partnership with 3CInteractive LLC., specifically for 800 Commerce, enabling our clients to develop, execute, and manage a variety of engagements to a consumer’s mobile phone. As of the date of this prospectus we have completed the development of the platform and plan to begin marketing of the platform in June 2013. The platform is intended to offer SMS, MMS, and Interactive Voice Response (IVR) interactions, which can be facilitated via a set of Graphical User Interfaces (GUIs). Reporting and analytics capabilities are also planned to be available to our users through our MY800 mobile platform.

We intend that the 800 Commerce mobile marketing platform and the “MY800” brand will help create an easy and convenient way for businesses to further ingrain top-of-mind awareness with customers through mobile connectivity with their customers. Once completed, we plan that consumers will be able to access a particular search engine by texting MY800 (followed by the category name) and receive a text reply identifying multiple service providers within the consumer’s immediate geographic area, thereby providing a simpler and direct approach to receiving answers and connecting directly to a vendor of choice.

We believe that our “MY800” mobile marketing and advertising campaign platform can compete with those presently in the sector as it is intended to allow real time interactive communications with consumers. We plan to generate revenue from licensing our shortcode with specific keywords to clients within our MY800 directories and mobile platform in software as a service (Saas) model, per-message and per-minute transactional fees, and customized professional services. 800 Commerce plans to charge each merchant/client in every category or for each keyword listing on a monthly, recurring basis. The user, after “opting in” to the MY800 texting database, will receive free listings of every business within the chosen category. We believe that merchants will pay a premium for placement within the list of 800 vendors in the returned text message with direct dial access to their business available to the consumer. Clients will also pay for lead generation services created by the mobile engine of MY800. There can be no assurances, however, that merchants will in fact pay any fees to us for placement in any of our directories.

We believe mobile devices are emerging as a significant interactive channel for brands to reach consumers since it is the only media platform that has access to the consumer virtually anytime and anywhere. We believe brands and advertising agencies are recognizing the unique benefits of the mobile channel and they are increasingly integrating mobile media within their overall advertising and marketing campaigns. Our objective is to become the industry leader in connecting brands and enterprises to consumers’ mobile phones. Further, users will benefit from being able to redeem coupons (just show the m-coupon on your phone), receive reminders about prescription refills, parcel pick-up notifications, new music releases, even ready cash/debit services.

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Company Strategy

Over the next twelve months we plan on raising additional working capital to forge marketing and technology development, relationships and partnerships as necessary to sustainably grow our business. We estimate that we require approximately $500,000 of working capital, including working capital on hand, in order to fund our expected development and marketing operations over the next 12 months and to fund our expected operating losses as we endeavor to build revenue and achieve a profitable level of operations.  We will endeavor to raise the additional required funds through various financing sources, including the sale of our equity and debt securities.  However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all.  If such financing is not available on satisfactory terms, we may not be able to carry out the strategy described below or otherwise expand or continue our business as desired and operating results may be adversely affected.

Our central business plan is online and mobile marketing of targeted services (telehealth, loans, legal services etc.), mostly via our key strategic alliances with vendors in merchant processing (such as FrontStream and Payventures) and services providers (such as 3Cinteractive and Interactive MD). Our focus is lead generation and marketing. As of the date of this prospectus, we have completed our initial on-line portal and mobile application dedicated to a directory of medical doctors, however we have not commenced revenue producing operations by way of our medical directory. We expect to commence the marketing of our medical directory in June 2013, and hope to commence our receipt of revenue from the marketing of our medical directory in the third quarter of 2013; however there can be no assurance we will be able to do so. We plan to build web interfaces for additional websites, similar to my800doctor.com, for my800lawyer.com, my800realtor.com, my800homeloan.com and more. We plan to add as necessary, and as funding permits, additional outsourcing or hiring of web developers, programmers and sales people. Our objective is to build an industry-leading mobile marketing and merchant processing company through a combination of organic and acquired growth. The key elements to our strategy are:

The core of our business will be our wireless payment and mobile marketing technology platforms. Our cloud-based mobile platform, licensed from 3CInteractive LLC (“3Ci”), will provide businesses with a single platform to deploy mobile applications throughout the world. As of the date of this prospectus, we have not commenced marketing of these services. Accordingly, we have not commenced revenue producing operations of these services. We expect to commence marketing in the summer of 2013, and hope to commence receipt of revenue from marketing of these services in the third quarter of 2013. There can be no assurance we will be able to do so, or that we will be successful in generating any revenues from marketing of these services.

Our proposed mobile applications are intended to leverage all of the capabilities of a mobile device, providing a multi-channel approach through sophisticated mobile web and hybrid apps, interactive messaging and voice apps. This configuration tool is expected to allow an enterprise to prototype, iterate, and release new mobile applications into production quickly with limited capital expense.  Management believes this solution will be a user friendly interface for consumers, including video and teleconference platforms and fast response time to consumer requests. We believe our platform will be highly scalable and capable of supporting substantial growth of our business.

We have historically focused our efforts on development of our technology and solutions. Going forward, we intend to increase significantly our investments in sales and customer support.

We currently have filed one patent to be used as an application in the mobile marketing industry. We have additionally filed several trademark applications to protect our MY800 brand. We plan to continue our investment in building a strong intellectual property portfolio.

Our future growth will largely depend upon our ability to acquire and integrate complementary databases of professional service providers. We plan to acquire and launch several consumer directory portals under the MY800 brand to be deployed in the mobile marketing industry. We believe that our proposed technology platforms may make us an attractive solution provider for many of these professionals who will make up our databases.

While these are the key elements of our current strategy, there can be no guarantees that our strategy will not change, or that we will succeed in achieving these goals.

Industry Background

We believe that mobile devices have become one of the most widely used means of communication globally. Significant technological advancements have and are continuing to provide mobile users with increased access to features previously available only on PCs, such as Internet browsing, email and social networking. As mobile devices have evolved, they have begun to enable brands and advertising agencies to interact with consumers virtually anytime and anywhere, optimizing engagement with other traditional media while lowering the cost of customer acquisition and retention. As a result, mobile devices have emerged as an important media method for brands and advertising agencies to interact with consumers.

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Our Approach

Sales and Marketing Strategy

The Company plans to utilize direct response advertising and marketing campaigns, including billboard advertising and internet to attract visitors to our portal websites, as well as to our mobile applications The methods of advertising used and the level of advertising investment will vary based on a variety of factors that influence the effectiveness of direct response advertising. Management believes that our business model and revenue plans will have success based on other lead generating business models, whereby we are connecting third parties (for example; doctors, lawyers and realtors) directly with consumers who have initiated the contact. Management believes the more consumers are aware of the various products, the more leads will be generated and therefore more revenues will be realized by the Company.

Internet and affiliate marketing targets various demographics by advertising on publisher websites and on search engines, most commonly with keyword-based text ads, as well as with banners and contextual banners, focused on generating potential customers by driving traffic to our websites. Internet marketing also reaches customers who are using the web on their smart phones.

Mobile phone marketing will target mobile phone users, and provide the ability to specifically target owners of smart phones in general and certain specific models.

Our specific marketing plans and estimated costs consists of:

Social Networking

Social networking is increasingly popular with online business for several reasons, the chief of which might be cost and ease of use. Most social networking sites–such as Wordpress, Blogger, Facebook, Twitter, YouTube–offer large audiences low cost accounts for getting started. In addition, social networking sites make it easy to post immediate messages about business services, including special offers, markdowns and new products.

Online Advertising Campaigns

The company will negotiate and utilize online advertising campaigns with services such as Yahoo! And Google AdWords to ensure that the company name reaches as many people as possible.  Google AdWords provides pay-per-click ads on search pages linking consumers directly to the 800 Commerce online directories. The Company plans to budget between $1,000 to $1,500 per week in online advertising. We cannot guarantee that consumers will click on our banner ads and use our online portal services. Total estimated expenditures over the next 12 months are $50,000.

Email Newsletters

Email newsletters are the paper-free option of the 21st century, enabling businesses to stay in contact with customers or even potential customers, by letting them know about company news, promotional advertising or other company events. 800 Commerce will sponsor and pay for advertising in highly targeted email newsletters in relevant industries consistent with our online portals. Each sponsored newsletter can be from $2,500 to $5,000 and we plan to run one sponsorship each quarter for our online directories. Total estimated expenditures over the next 12 months are $22,000.

Billboard Campaigns

800 Commerce will negotiate billboard campaigns for our online portal “My800Doctor” and “My800Lawyer” in metropolitan areas such as South Florida, Southern California and Las Vegas. These digital billboards typically charge $2,000 to $2,500 a month. We believe placement of our online portals on these billboards will help create viral campaigns and site traffic for our online portals and increase brand awareness of our “MY800” shortcode with various key words such as “Doctor” and Lawyer” or “Injury” by consumers and replace numerous 800 numbers presently used by attorneys and medical professionals for ease of use. Total estimated expenditures over the next 12 months are $45,000.

Each campaign will be carefully monitored to ensure the highest returns, factoring in revenue and cost, as well as conversion rates at each phase of the process. By optimizing our advertising to focus on the most successful campaigns, we will ensure the highest returns on our investments and can consistently deliver the most cost efficient customer lead costs to our partners. These benefits will be amplified even further as we increase the levels of our advertising investments going forward.

Strengths

We believe that we have certain key strengths that will enable us to be successful:

We plan to create what we believe to be a better way for consumers to find and receive information in a mobile environment. We plan to use proprietary software and algorithms to quickly find, consolidate and present offers from top-rated, reputable vendors and merchants. We plan to display the results in an intuitive interface, providing a single place for consumers to educate themselves about market values of their items and then select the party with which they would like to do business based on the factors most important to them.

We believe our technology teams and partners in the mobile industry will be able to execute our business plan. We will focus on developing high performance technology to power our website by rapidly searching for information in a specific industry based on variables selected by the consumer and presenting it in a clear and intuitive manner. We will strive to innovate quickly and to continuously develop and release new functionality on our websites to enhance the consumers’ experience. We plan to invest in complex application program interface technology, and coordinate with our partners to update data in real time. These planned concepts will strengthen our relationships with our partners and ensure that consumers are receiving timely, reliable information.

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Competition

While management believes we serve a niche market, the larger market for mobile applications and marketing is intensely competitive and rapidly changing. Barriers to entry are relatively low, many of our potential competitors are larger and have more resources than we do, and with the introduction of new technologies and market entrants, we expect competition to intensify in the future. If we fail to compete effectively, our operating results will be harmed. Some of our principal competitors may offer their products at a lower price, which would result in pricing pressures. If we are unable to maintain competitive pricing, our future operating results could be negatively impacted.

We cannot be considered a significant participant in any of the markets in which we compete. Many competitors offering the same or similar services to what we offer are well established with high brand recognition, large economies of scale and substantially greater resources, financial and otherwise. We also complete against small companies who specialize in industries and provide custom services. These businesses are highly automated and capital-intensive. The profitability of individual market participants depends on efficient operations, as services are sold largely based on cost.

Our current principal competitors in merchant processing include First Data Corp, Fiserv and others. The Company faces significant competition in the marketplace from payment gateways in operation for the past 10 years such as Authorized.net, a company recently acquired by Cybersource which was acquired by Visa in 2010.  Authorized.net represents transaction volume from approximately 190,000 Internet merchants.   Additional gateway competitors include EFS Net, Secure Pay, LinkPoint and others.  The Company is seeking to position itself in a niche market by providing high volume merchants a very competitive pricing model per transaction, excellent gateway technology, superior customer service, and features not available from other gateways such as merchant terminal integration, ACH, and recurring billing, to name a few. Currently, there are in excess of 5 million Internet merchants with nearly 5,000 new ones opening on a daily basis requiring a shopping cart and payment gateway. (Statistics gathered from SIC Code Info and the Green Sheet, an industry trade source).

As a result of industry developments, some of our competitors within the mobile sector may in the future create an integrated platform with features similar to ours, for example, Google, Inc.'s proposed acquisition of Admob, Inc. which was announced in November 2009, Apple, Inc.'s acquisition of Quattro Wireless, Inc. in January 2010, and the entry of larger companies such as Nokia, AOL, Microsoft and Yahoo! into the mobile media markets

Intellectual Property

The Company relies on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights. We enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of our software documentation and other proprietary information.

Patents and Trademarks

On June 6, 2012, the Company received the assignment of a provisional patent application. The patent application applies to the use of geographic, semantic and sentiment analytics over the internet to optimize transaction services between buyers and sellers of electronic commerce. Transactional services allow users to do transactions such as purchasing goods, obtaining information, insurance or personal services, such as medical services using networks such as the internet. The software covered by the application can be used to facilitate the use of transactional services and to match sellers with buyers in an effective manner. On August 1, 2012, the Company agreed to issue 100,000 shares of common stock to Dr. James Canton for his work related to the patent applications. The shares were issued September 11, 2012. As of June 6, 2013, Dr. Canton filed the patent application. Upon the transfer of the patent application from Dr. Canton to the Company, the Company will issue an additional 900,000 shares of the Company’s common stock to Dr. Canton.

The Company has applied for federal trademarks on behalf of our brands under the trademarks: “800 Commerce” and “MY800”. We plan to file federal trademarks for “my800doctor”, “My800Lawyer” and others.

Legal Proceedings

From time to time, the Company may be a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business. As of the date of this prospectus, the Company is not aware of any proceeding, threatened or pending, against us, which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

Consultants

In May 2012 the Company engaged Daniel Najor to provide business modeling and strategic advisory services to us under the terms of a 12 month agreement. As compensation for his services, the Company paid Mr. Najor a retainer of $10,000 and issued him 500,000 shares of our common stock valued at $50,000. In addition, he is entitled to receive a 5% override on all residual income for the life of all contracts from business development executed on our behalf by Mr. Najor.

Effective August 1, 2012, the Company entered into Advisory Board Agreements with Dr. James Canton and Scott Climes. Pursuant to each agreement, the Company granted a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options vest as follows; 200,000 upon the effective date and 50,000 at the end of each of the subsequent twelve months. Effective September 11, 2012, Dr. Canton became the Chairman of the Board of Directors, and Mr. Climes was appointed the Chief Executive Officer of the Company and named to the Board of Directors.

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Agreements

On August 1, 2012 the Company entered into a series of agreements with Payventures, LLC. (“PV”) and Payventures Tech, LLC. (“PVTECH”). PV operates a business of promoting merchant services offered by certain banks, including credit and debit card transaction processing and network services (“Merchant Services”) to merchants. Pursuant to an Assignment Agreement between PV and the Company, the Company acquired from PV and on September 1, 2012 (the “Effective date”) PV assigned fifty percent (50%) of PV’s rights to receive residual payments from certain Assigned Customer(s), in exchange for five hundred thousand (500,000) shares of the Company’s common stock. The term of the Assignment Agreement commences on the Effective Date and shall continue for a period of one (1) year after which it shall renew for successive one year terms automatically, unless terminated in accordance with the terms thereof. Either party has the right to terminate this Agreement at the end of the then current Term, upon thirty (30) days prior written notice to the other party. Payventures may terminate this Agreement at any time on thirty (30) days written notice to 800 Commerce provided however, that if such termination is without default or other material cause by 800 Commerce, then Payventures shall continue to pay the referral fees contemplated therein despite such termination, subject to the other provisions thereof that survive termination. In addition, Payventures may terminate the assignment of the Assigned Customer, and any obligation to pay the share of the Assigned Customer residual to 800 Commerce, upon thirty (30) days prior notice to 800 Commerce. Payventures may terminate the assignment of the Assigned Customer and substitute one or more comparable Assigned Customers upon thirty (30) days prior notice to 800 Commerce. Payventures shall not be required to replace an Assigned Customer if such Assigned Customer terminates its merchant account with Payventures.

Effective October 1, 2012, PV and the Company entered into the First Amendment to Assignment Agreement (the “Amendment”). The Amendment replaces the assignment to the Company of 50% of PV’s residuals from the initial Assigned Customer to the assignment of 30% of PV’s residual payments received from a newly Assigned Customer, and such account shall henceforth be the Assigned Customer under the Assignment Agreement.

PV and the Company also entered into a Consulting Agreement, whereby PV will provide services to the Company, including; coordination of mobile messaging services, customer contact, customer assistance services and merchant acquisition and processing services. PV will be compensated at their standard hourly rate for such services. The term of the Consulting Agreement commences on the Effective Date and shall continue for a period of one (1) year, after which it shall renew for successive one year terms automatically, unless terminated in accordance with the terms thereof. Either Party hereto has the right to terminate the Consulting Agreement at any time on thirty (30) days written notice.

Also on August 1, 2012, PV and the Company executed an Agent Referral Agreement, whereby PV will compensate the Company for any customer referred to PV by the Company that subsequently utilizes PV’s Merchant Services. The term of the Agent Referral Agreement is for two years and automatically renews for each year thereafter (the “Term”) unless 60 days prior written notice is given by either party.

PVTECH and the Company entered into a Hosted Platform License & Services Agreement (“HPLSA”) whereby PVTECH will provide the Company access to their hosted ecommerce and processing platform products, as well as related services and support. Pursuant to the terms of the agreement, the Company will pay PVTECH a monthly licensing fee of $2,500 and a transaction fee of $0.07 per transaction. Beginning in the seventh (7th) month of the agreement, there is a minimum transaction fee of $2,500 per month. The term of the HPSLA shall be for one (1) year, with automatic renewals for successive one (1) year terms thereafter (each a "Renewal Term") until either party gives written notice to terminate the HPLSA no less than three (3) calendar months prior to the commencement of a Renewal Term. Either party may terminate the HPLSA: (a) upon a material breach by the other party if such breach is not cured within thirty (30) days following written notice to the breaching party; or (b) where the other party is subject to a filed bankruptcy petition or formal insolvency proceeding that is not dismissed within thirty (30) days.

On August 7, 2012, the Company entered into a Client Agreement with 3Cinteractive, LLC. (“3Ci”). 3Ci will make available to the Company their “Switchblade Platform”. The Switchblade Platform enables users to send and receive SMS messages directly to and from US Mobile Operator subscribers. The service includes, web-based, API and file based interfaces to facilitate interactions between the Company and the Company’s clients. The platform provides full service SMS services including but not limited to the ability to create and manage interative workflows, keyboard campaigns, text–to-screen, immediate or scheduled broadcasts, post notification services, dynamic group management, external API access, mobile configuration and reporting. Pursuant to the agreement, the Company incurred a $2,500 set-up fee, and will be charged monthly, beginning one month from the billing activation date. The initial three months will be $1,500, $2,000 and $2,500 respectively, and beginning in the fourth month from billing activation, the Company will incur a monthly fee of $3,000 as well $1,100 for our vanity short code (800 Commerce). The “Initial Term” shall become effective as of the Effective Date upon execution and delivery of this Agreement by each of the parties and expire twenty four (24) months from the Billing Activation Date (as defined therein). This Agreement will be automatically extended (“Extended Term”) for twelve (12) additional months upon the expiration of the Initial Term or any Extended Term unless either party has delivered written notice of its intent to terminate the Agreement at least sixty (60) days prior to the end of the Initial Term or then current Extended Term.

The Company entered into a Proposed Statement of Work, whereby the Company and interactiveMD (“iMD”), have initiated a multi-part business relationship. iMD is a leading telehealth company that provides patients with the convenience of round-the-clock access to licensed physicians via live videoconference, telephone, and secure email. Their revolutionary platform expands and improves the delivery of healthcare while simultaneously reducing costs and overcoming barriers to care. Regardless of location, a member can connect with a network of licensed physicians in real-time for the diagnosis and treatment of a wide range of common conditions. The Company has the right to sell iMD telehealth services as well as to offer the iMD system and technology to doctors licensing the Company’s appointment scheduling software. iMD will also be building for the Company, a white label version of the iMD system.

Description of Our Property

Through February 2013, the Company utilized general office space at 477 South Rosemary Avenue, Suite 203, West Palm Beach, Florida, 33401 for our executive office and software development activities. The space was leased by a company that is controlled by our President. Effective in June 2013, the Company leased office space at 407 East Fort Street, Suite 500, Detroit, Michigan 48226. The lease is for two years, and the monthly rent is $1,950 and $2,010, respectively. We believe these facilities will be adequate for our operations in the immediate future.

Our Employees

Other than our executive officers we do not have any employees.

The Company has entered into agreements with various third party service providers (See Agreements above) and independent contractors to assist in its development and execution of our business plan.

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OUR MANAGEMENT

The following table sets forth information about our directors, our executive officers and persons who have agreed to become our directors, subject to our purchase of directors and officers liability insurance, who have consented to be named in this prospectus.

NAME	AGE	POSITION	Director Since
B. Michael Friedman	46	Director and President	Inception
Barry Hollander	56	Chief Financial Officer	n/a
James M Canton, PhD	54	Chairman of the Board	September 11, 2012
Scott Climes	48	Director and Chief Executive Officer	September 11, 2012

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholders meeting; provided, that there is no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected. We do not have independent directors using the definition of independence contained in the NASDAQ listing rules. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. We have the authority under Florida law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

MANAGEMENT BIOGRAPHIES

Scott Climes has more than 20 years of experience building successful commercial enterprises ranging from startup to Fortune 500 companies. Earlier in his career, Mr. Climes held executive leadership positions in the biopharmaceutical industry, including Vice President of Sales and Commercial Operations for BiogenIdec (2006-2008). At BiogenIdec, he led the Oncology and Rheumatology Group and had responsibility for a $4 Billion franchise in a joint venture with Genentech. From 1990 to 2006, he held positions with Merck & Co., AstraMerck and AstraZeneca. Mr. Climes earned a BA in Economics from San Diego State University in 1989 and an MBA from the University of Redlands in California in 1996. Scott Climes has more than 20 years of experience building successful commercial enterprises ranging from startup ventures to Fortune 500 companies.  We were incorporated on February 10, 2010 in Florida for the purpose of developing marketing components and conducting the components of MediSwipe's business of credit card processing for vendors of non-medical services and products.  We continue to develop our business and are in need of guidance on how to grow our business.  We concluded that Mr. Climes is an excellent choice to serve as a director, because of his experience in building successful commercial enterprises.

Mr. Climes’ work experience during the past five years is as follows:

2008 to present	BioSense Medical Devices. Founded by Mr. Climes, since inception, he has served as the company’s President and Executive Officer, and led the company to build a global brand and distribution for innovative, solution-based, healthcare products.
2011 to present	TreanaVentures, a boutique venture firm focused on early stage healthcare and technology companies.

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James M. Canton, PhD, brings over 30 years of global business experience in finance, trade, high technology, health care, management and entrepreneurship to 800 Commerce Inc. and serves as Chairman of the Board of the Company. Dr. Canton currently serves on the boards of: Airtouch Communications; Student Loan Finance Corporation and IKOR Inc. He also serves on the advisory boards of Ecosphere Technologies and the Corporate Eco Forum. Between 2007 and 2010 he served on a number of advisory boards including the Motorola Research Advisory Board; the International Advisory Council, Economic Advisory Board, State of Singapore and MIT's Media Lab, Europe. He is the author of the books, Technofutures and the Extreme Future. As the Chief Executive Officer, President and Chairman of the Institute for Global Futures, Inc.(“GFI”), a leading think tank he founded based in San Francisco, CA, GFI advises business and government on forecasting, strategy, future trends, technology and innovation.   Dr. Canton brings these skills to 800 Commerce, which is a technology driven and highly innovative marketing company.  We have concluded that Dr. Canton is an excellent choice to serve as our Chairman.

1990 to present	Chief Executive Officer, President and Chairman of the Institute for Global Futures, Inc. (“GFI”) a leading think tank he founded and is based in San Francisco, CA. GFI advises business and government on forecasting, strategy, future trends, technology and innovation. Clients include: IBM, Intel, Philips, General Electric, Hewlett Packard, Boeing, FedEx and Proctor & Gamble.

B. Michael Friedman is one of our directors and our President, beginning at inception. Mr. Friedman is considered our promoter, as he directly or indirectly had initiative in founding and organizing our business. In addition, Mr. Friedman, in connection with the founding and organizing of our business received 10% or more of any class of our securities, namely common stock. The term promoter is defined in Rule 405 of the securities act of 1933, as amended. He serves as our President on a part-time basis. We expect Mr. Friedman to devote approximately fifty percent (50%) of his working time to our business and affairs. Mr. Friedman brings twenty years of entrepreneurial and management experience to the Company. Mr. Friedman is a demonstrated leader and effective executive capable of working within the Company to achieve successful results with a commitment to excellence. Mr. Friedman is an articulate advanced communicator, listener and cultivator of key relationships with all levels of personnel, clients and executive management. During his twenty years of experience in the financial industry and public markets, Mr. Friedman has exhibited a talent for developing and implementing marketing strategies to propel his organizations to leadership positions in their respective market and the achievement of corporate goals. Mr. Friedman has been a valued contributor to key strategic acquisitions and highly successful joint ventures. Mr. Friedman will assist the Company in the prioritization of tasks to accomplish maximum results, timely completion of projects and address organizational problems with innovative solutions. Mr. Friedman earned a Bachelor of Science degree in Marketing and Management in 1986 from the University of Florida, in Gainesville, Florida. As a director of MediSwipe, Mr. Friedman brings to the Board of 800 Commerce experience in mobile marketing technology that is at the heart of 800 Commerce's business plan.  During his years of experience in the financial industry and public markets, he acquired the skills necessary to serve as President and a Director of 800 Commerce in its new status as a publicly traded company.  Mr. Friedman has been a director of our company since its inception, and has the background and experience to guide us as we develop our business.  We have concluded that Mr. Friedman is an excellent choice to serve as our director.

Mr. Freidman’s work experience during the past five years and selected employment prior to that period is as follows:

May 2010to present	Chief Executive Officer (May 26, 2010) and Director (May 2, 2011) of MediSwipe, a publicly traded company which files reports pursuant to registration under the Securities Exchange Act of 1934.
2010 to present	President of First Level Capital, LLC, an investor relations firm.
2005-2010	President of MarketVoice Inc., a Florida corporation specializing in private equity, mergers and acquisitions and financial consulting to publicly traded companies and start-up businesses.

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Barry S. Hollander is our Chief Financial Officer, beginning at inception. He serves as our Chief Financial Officer on a part-time basis. We expect Mr. Hollander to devote approximately forty percent (40%) of his working time to our business and affairs. Mr. Hollander earned a Bachelor of Science degree in Accounting in1979 from Fairleigh Dickinson University. Mr. Hollander’s work experience during the past five years and selected employment prior to that period is as follows:

April 2011 to present	Chief Financial Officer of MediSwipe, a publicly traded company which files reports pursuant to registration under the Securities Exchange Act of 1934.
2008 to February 2013	Chief Financial Officer of Quture International, Inc., a publicly traded company which files reports pursuant to registration under the Securities Act of 1933.
2007 to present	Acting Chief Executive Officer and Chief Financial Officer of FastFunds Financial Corporation, a publicly traded company which files reports pursuant to registration under the Securities Exchange Act of 1934.
2002 to present	Chief Financial Officer of SurgLine International, Inc., a publicly traded company which files reports pursuant to registration under the Securities Act of 1933.

Family Relationships

There are no family relationships between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders, if management deems it advisable to hold an annual meeting of shareholders, and holds office for a term of one year,, or until his successor is elected and qualified.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present or former director, executive officer or promoter of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.”

Compliance with Section 16 (a) of the Exchange Act

Not applicable.

Director Qualification

Our Board of Directors is currently comprised of three individuals. Mr. Friedman is a founder of our company and has significant knowledge about our industry. Our Board concluded that as a result of these directors individual experience, qualifications, attributes or skills that such person should be serving as a member of our board of directors as of the date of this prospectus in light of our business and structure. In addition to their individual skills and backgrounds which are focused on our industry as well as financial and managerial experience, we believe that the collective skills and experience of our Board members are well suited to guide us as we continue to grow our company. We expect to expand our board of directors in the future to include independent directors. In adding additional members to our Board, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as director, we expect that our Board will seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

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Committees of Our Board of Directors and the Role of Our Board in Risk Oversight

Mr. Friedman serves as both our President and as one of the three members of our board of directors. We do not have any independent directors. The board of directors oversees our business affairs and monitors the performance of management. At the present stage of our company, our Board believes that in the context of risk oversight, by combining the positions of Chairman of the Board and Chief Executive Officer, the Board gains valuable perspective that combines operational experience of a member of management with the oversight focus of a member of the Board.

The Company has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by Board of Directors as a whole. Because we do not have any independent directors, we believe that the establishment of these committees would be more form over substance.

The Company does not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as director, while the Company does not have a policy regarding the consideration of diversity in selecting directors, at such time as we expand our Board, our Board will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Company has not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

None of our directors is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Conflicts of Interest

Our directors are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time between our operations and those of other businesses. Currently, James Canton, PhD our Chairman, Scott Climes, our Chief Executive Officer and Director, B. Michael Friedman, our President, and Director and Barry Hollander our Chief Financial Officer each commit between 25% and 50% of their time to our business in their capacities as officers and directors. Nevertheless, if the execution of our business plan demands more time than is currently committed by any of our officers, directors, consultants or advisors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

Compensation of Directors

The Company has not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, executive officers of our company who are also members of the board of directors do not receive any compensation specifically for their services as directors. In August 2011, Mr. Climes and Mr. Canton each were granted options to purchase 800,000 shares of common stock at an exercise price of $0.30 per share for their roles as advisors to the Board of directors of the Company. Effective September 11, 2012 Mr. Canton became the Chairman of the Board and Mr. Climes became a member of the Board of directors.

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Code of Ethics

The Company has adopted a Code of Conduct that applies to our President, Chief Executive Officer, Chief Financial Officer Chief Accounting Officer or Controller and any other persons performing similar functions. This Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely and understandable disclosure in reports we file with the Securities Exchange Commission. A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

HOW WE COMPENSATE OUR MANAGEMENT

The following table summarizes all compensation recorded by us in the past two fiscal years for:

●	our principal executive officer or other individual serving in a similar capacity,
●	our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2012 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, and
●	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2012.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)

Scott A Climes	2012	0	0	0	94,500	0	0	94,500
CEO and Director	2011	0	0	0	0	0	0	0

B. Michael Friedman	2012	25,507	0	0	0	0	0	25,507
President and Director	2011	7,751	0	100,000	0	0	0	107,751
	2010	0	0	0	0	0	0	0

Barry Hollander	2012	22,000	0	12,200	0	0	0	34,200
Chief Financial Officer	2011	0	0	17,800	0	0	0	17,800
	2010	0	0	0	0	0	0	0

For the five months ended May 31, 2012, Mr. Hollander’s current year to date compensation was $2,000 . In June 2012, the board of directors of the Company agreed to issue 366,000 shares of common stock to Mr. Hollander as additional compensation. The board determined that the value of his services for that period approximated an additional $12,000. The shares granted to Mr. Hollander were computed in accordance with FASB ASC Topic 718. The value of the 366,000 shares was recorded at $0.033 per share, the price of the then most recent private placement of the Company’s common stock. Accordingly, the Company recorded an expense of $12,200 for the stock issuance.

From August 15, 2012 through December 31, 2012, the Company recorded additional compensation for Mr. Hollander of $20,000, of which he received $17,000. The Company owed Mr. Hollander $3,000 as of December 31, 2012.

For fiscal year ended December 31, 2012, for services rendered to the Company by Messrs. Friedman and Hollander, the Company determined, they would be compensated up to $54,000 and $36,000, respectively, annually. The Company’s board of directors set the total compensation payable to Messrs. Friedman and Hollander after careful deliberation and after considering a variety of relevant factors, including the services provided by both and the rate of compensation charged by others for the provision of similar services.  The Company’s board of directors believes that the compensation paid to Messrs. Friedman and Hollander is fair and reasonable to the shareholders of the Company. The shares granted to Mr. Hollander were computed in accordance with FASB ASC Topic 718.

Effective August 1, 2012, the Company entered into an Advisory Board Agreement with Scott Climes. Pursuant to the agreement, the Company granted a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options expire on the third anniversary of the grant. The fair value for these options was estimated at $0.21 per option at the date of grant using a Black-Scholes option-pricing model. The options vest as follows; 200,000 upon the effective date and 50,000 at the end of each of the subsequent twelve months. Effective September 11, 2012, Mr. Climes was appointed the Chief Executive Officer (“CEO”) of the Company and named to the Board of Directors. Of the 800,000 options granted, 450,000 and 700,000 have vested as of December 31, 2012 and March 31, 2013, respectively, and the Company has included an expense of $94,500 for the year ended December 31, 2012 and $31,500 for the three months ended March 31, 2013, respectively.

Stock awards and total compensation in 2011 includes 3,000,000 shares of Company common stock to Mr. Friedman and 534,000 shares of Company common stock to Mr. Hollander. The shares were valued at $0.033 per share, the price of the common stock sold in the Company’s private placements prior to these issuances. In 2011, the Board of Directors determined, based on the inability of the Company to compensate the officers due to the limited available cash, that Messrs. Freidman and Hollander should be compensated in shares of common stock of the Company. Therefore, the Board of Directors, based on the amount of shares outstanding as well as the responsibilities and the work performed awarded 3,000,000 and 534,000 shares of common stock, respectively, to Messrs. Friedman and Hollander. The shares granted were computed in accordance with FASB ASC Topic 718, and the Company included an expense of $117,800 for the year ended December 31, 2011 for the stock issued. All of the shares vested immediately; there were no restrictions on the shares as they were not subject to vesting or a risk of forfeiture.

We do not presently have pension, health, annuity, insurance, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our directors and officers.

Stock awards

Name	Number of securities underlying unexercised options(#) exercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
(a)	(b)	(d)	(e)	(f)

Scott Climes	450,000	350,000	0.30	8/1/2015

Effective August 1, 2012, the Company entered into an Advisory Board Agreement with Scott Climes. Pursuant to the agreement, the Company granted a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options expire on the third anniversary of the grant. The fair value for these options was estimated at $0.21 per option at the date of grant using a Black-Scholes option-pricing model. The options vest as follows; 200,000 upon the effective date and 50,000 at the end of each of the subsequent twelve months. Effective September 11, 2012, Mr. Climes was appointed the Chief Executive Officer (“CEO”) of the Company and named to the Board of Directors. Of the 800,000 options granted, 450,000 and 700,000 have vested as of December 31, 2012 and March 31, 2013, respectively, and the Company has included an expense of $94,500 and $31,500 for the year ended December 31, 2012 and for the three months ended March 31, 2013, respectively.

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Director Compensation
Name	Fees earned or paid in cash($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James M. Canton PhD	2012	25,000	94,500	0	0	0	119,500

Effective August 1, 2012, the Company entered into an Advisory Board Agreement with Dr. James Canton. Pursuant to the agreement, the Company granted a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options expire on the third anniversary of the grant. The fair value for these options was estimated at $0.21 per option at the date of grant using a Black-Scholes option-pricing model. The options vest as follows; 200,000 upon the effective date and 50,000 at the end of each of the subsequent twelve months. Effective September 11, 2012, Dr. Canton became the Chairman of the Board of Directors of the Company. Of the 800,000 options granted, 450,000 and 700,000 have vested as of December 31, 2012 and March 31, 2013, respectively, and the Company has included an expense of $94,500 and $31,500 for the year ended December 31, 2012 and March 31, 2013, respectively. Prior to his appointment as Chairman of the Board of the Company, Dr. Canton was issued 100,000 shares of restricted common stock in exchange for the transfer a patent pending application that allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet. The 100,000 shares of common stock were valued $0.25 per share, the price of the common stock sold in the Company’s private placements prior to the issuance.

WHO OWNS OUR COMMON STOCK

Our principal stockholders are set forth in the following table. The number of shares has been adjusted for a share dividend in a ratio of 3:1 approved by our board of directors on June 20, 2012. These principal stockholders include:

●	each of our directors and executive officers,
●	our directors and executive officers as a group, and
●	others who we know own more than five percent of our issued and outstanding common stock.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is the Company’s address, unless otherwise noted in the table below. The percentages are based on 19,050,000 shares issued and outstanding.

	Number of Shares		Percentage
NAME	Before (1)	After (2)	Before (1)	After (2)

James M Canton (3) (4)	200,000	200,000	1.05%	1.05%

Scott A. Climes (4) (8)	1,500,000	1,500,000	7.870%	7.870%

B. Michael Friedman (4) (9)	3,000,000	4,312,476	15.75%	22.64%

Barry Hollander (4) (5)	900,000	911,429	4.72%	4.78%

All directors and officers, as a group (4 persons) (8)	5,600,000	6,923,905	29.40%	36.35%

MarketByte LLC (6)	1,500,000	1,500,000	7.87%	7.87%
Suite 308 #402
4653 Carmel Mountain Rd
Suite 308 #402
San Diego, Ca. 92130

MediSwipe, Inc. (7)	6,000,000	0	31.50%	0.00%

David S. Nagelberg	900,000	900,000	4.72%	4.72%
939 Coast Blvd. #21 DE
La Jolla, Ca. 92037

Daniel Najor	1,500,000	1,500,000	7.87%	7.87%
14317 Salida Del Sol
San Diego, Ca. 92127

(1) Before the dividend distribution.

(2) After the dividend distribution.

(3) Legally owned by the Canton Penson Trust.

(4) The address for these shareholders is Suite 500, 407 East Fort Street, Detroit, MI 48226.

(5) Includes 366,000 shares in the name of Venture Equity, LLC, a Florida limited liability company controlled by Mr. Hollander.

(6) Mr. Lawrence Isen has the voting power and investment power over the shares owned by Marketbyte, LLC

(7) Mr. B. Michael Friedman has the voting power and investment power over the shares beneficially owned by MediSwipe, Inc.

(8) Excludes 307,692 shares pursuant to the conversion limitation terms of Mr. Climes’s convertible note, whereby as a result of any conversion, Mr. Climes would own in excess of 4.9% of the outstanding common stock of the Company

(9) Mr. Friedman is considered a promoter of the Company, within the meaning of such terms under the Securities Act of 1933, as amended, since he founded and organized our company and he has an equity participation of 15.75% in the Company and participates in the management of the business of the Company.

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RELATED PARTY TRANSACTIONS

Officer advances and repayments

As of January 1, 2011, the Company owed Mr. Friedman (deemed a “promoter” of the Company, since he founded and organized the Company) $3,300 for previous advances made by Mr. Friedman to the Company. During the year ended December 31, 2011, Mr. Friedman advanced the Company $6,050. During the year ended December 31, 2011, the Company repaid $9,350 to Mr. Friedman and there was no balance due as of December 31, 2011. There were no advances and repayments during the year ended December 31, 2012 or for the three months ended March 31, 2013. Mr. Friedman is deemed a promoter of the company, within the meaning of such term under the Securities Act of 1933 since he founded and organized our company and he has an equity participation of 15.75% in the Company and participates in the management of the business of the Company.

Management fees

During the year ended December 31, 2012 and the year ended December 31, 2011, the Company paid management fees of $25,507 and $7,751, respectively, to B. Michael Friedman, our President. Of these amounts $5,000 (2012) and $4,600 (2011) were paid to First Level Capital, LLC, a Company controlled by our President. During the year ended December 31, 2012 and 2011 the company expensed $22,000 and zero, respectively, to Venture Equity, LLC., a limited liability company controlled by our CFO for his services. As of December 31, 2012 the Company owed $3,000 to Venture Equity. During the year ended December 31, 2011 the Company also issued 3,000,000 shares of its common stock to the President and 534,000 shares of its common stock to Venture Equity. The shares were valued at $0.033 per share, the price of the common stock sold in the Company’s private placements. Accordingly, the Company recorded stock compensation expense of $117,800 for the year ended December 31, 2011.

For the three months ended March 31, 2013, the Company recorded expenses of $3,004 for payments made to or for the benefit of Mr. Friedman, and $9,000 for Venture Equity. For the three months ended March 31, 2013, Venture Equity received $2,000 and as of March 31, 2013 is owed $10,000.

Amounts due MediSwipe, Inc.

Since October 1, 2011, MediSwipe, Inc. (“MediSwipe”) has owned 6,000,000 shares of our common stock, representing approximately 33% as of March 31, 2013 and December 31, 2012, of our outstanding common stock. The Company owed MediSwipe $47,387, $56,186 and $69,936 as of March 31, 2013, December 31, 2012 and 2011, respectively, as a result of advances received from MediSwipe. Immediately after the dividend distribution, MediSwipe will not own any shares of our common stock, and will only have the status as a creditor of the Company.

Board of Directors

Effective August 1, 2012, the Company entered into Advisory Board Agreements with Dr. James Canton and Scott Climes. Pursuant to each agreement, the Company granted a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options expire on the third anniversary of the grant. The options vest as follows; 200,000 upon the effective date and 50,000 at the end of each of the subsequent twelve months. Effective September 11, 2012, Dr. Canton became the Chairman of the Board of Directors, and Mr. Climes was appointed the Chief Executive Officer (“CEO”) of the Company and named to the Board of Directors. Prior to his appointment as Chairman of the Board of the Company, Dr. Canton was issued 100,000 shares of restricted common stock in exchange for the transfer a patent pending application that allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet.

Convertible Note Payable

The Company entered into a note agreement in May 2012 with Scott Climes, at that time, an unaffiliated investor for the issuance of a convertible promissory note in the amount of $50,000 (the “Note”). On September 11, 2012, Mr. Climes was named our Chief Executive Officer and became a member of our Board of directors. Among other terms the Note is due one year from its issuance date, bears interest at 8% per annum, payable in cash or shares at the Conversion Price as defined herewith, and are convertible at a conversion price (the “Conversion Price”) for each share of common stock equal to 65% of the lowest closing bid price within five days of any conversion. Additionally, there are limitations on the holder’s right to convert whereby there cannot be any conversion that would cause the holders beneficial ownership to exceed 4.9% of the total issued and outstanding common stock of the Company. Upon the occurrence of an event of default, as defined in the Note, we are required to pay interest at 12% per annum and the holders may at their option declare the Note, together with accrued and unpaid interest, to be immediately due and payable. In addition, the Note provides for adjustments for dividends payable other than in shares of common stock, for reclassification, exchange or substitution of the common stock for our another security or securities or pursuant to a reorganization, merger, consolidation, or sale of assets, where there is a change in control of the Company. We may at our own option prepay the Note and must maintain sufficient authorized shares reserved for issuance under the Note.

We have determined that the conversion feature of the Note represents an embedded derivative since the Note is convertible into a variable number of shares upon conversion. Accordingly, the Note is not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. Accordingly, the fair value of this derivative instrument has been recorded as a liability on the balance sheet with the corresponding amount recorded as a discount to the Note. Such discount will be accreted from the date of issuance to the maturity date of the Note. The change in the fair value of the derivative liability will be recorded in other income or expenses in the statement of operations at the end of each quarter, with the offset to the derivative liability on the balance sheet. The beneficial conversion feature included in the Note resulted in an initial debt discount of $50,000 and an initial loss on the valuation of derivative liabilities of $1,282 based on the initial fair value of the derivative liability of $51,282. The fair value of the embedded derivative liability was calculated at issue date utilizing the following assumptions:

Issuance Date	Fair Value	Term	Assumed Conversion Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
5/10/12	$51,282	12 months	$0.00195	$0.0032	152%	0.09

At December 31, 2012, we revalued the embedded derivative liability. For the period from issuance to December 31, 2012, we decreased the derivative liability of $51,282 by $11,282 resulting in a derivative liability of $40,000 at December 31, 2012. Based on the March 31, 2013, value of the embedded derivative liability, the Company decreased the derivative liability of $40,000 by $11,180 resulting in a derivative liability balance of $28,820 at March 31, 2013.

The fair value of the embedded derivative liability was calculated at December 31, 2012 and March 31, 2013, utilizing the following assumptions:

Date	Fair Value	Term	Assumed Conversion Price	Volatility Percentage	Interest Rate
December 31, 2012	$40,000	5 months	$0.1625	157%	0.11
March 31, 2013	$28,820	2 months	$0.01625	171%	0.08

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

At the date of this prospectus, there is no public market for our common stock. Although we have no agreement, we have discussed, with a securities broker-dealer as a market maker, to apply for a trading symbol and, when issued, publish quotes for our common stock. We expect our common stock to be quoted on the OTC Quotation Board of OTC Markets under the symbol “____.”We have been advised by the Financial Industry Regulatory Authority (FINRA) that it will issue our symbol when notified that the registration statement of which this prospectus is a part has been declared effective.

Our Stockholders

At the date of this prospectus, we have twenty five (25) record and beneficial holders of the 19,050,000 shares of common stock issued and outstanding. Following the dividend distribution by MediSwipe, we expect to have approximately 5,400 record holders and approximately 5,395 beneficial holders of our common stock.

Dividends

We have not paid a cash dividend on our common stock and do not expect to pay a cash dividend in the foreseeable future. Our board of directors has the sole authority to declare dividends. Our payment of dividends in the future will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

Our Transfer Agent

Our transfer agent is Island Stock Transfer, Suite 301, 15500 Roosevelt Boulevard, Clearwater, Florida 33760. Island’s telephone number is 727-289-0010.

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DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of May 27, 2013, there are 19,050,000 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Registration Rights

We have granted various shareholders piggy-back registration rights covering an aggregate of 7,115,000 shares of our outstanding common stock under the terms of the agreements for the purchase or issuance of these shares. In general, piggy-back registration rights enable the holder of common shares to register his shares for public resale on the same registration statement being filed in connection with selected offerings.

HOW MEDISWIPE WILL DISTRIBUTE OUR SHARES

MediSwipe owns 6,000,000 shares of our common stock, representing approximately 32% of our outstanding shares of common stock. On April 12, 2011, the majority shareholders of MediSwipe approved the dividend declaration, and on October 11, 2012 the board of directors declared a dividend (the “Dividend”) to be paid to holders of its common stock, consisting of all 6,000,000 shares of our common stock which MediSwipe now owns. MediSwipe’s board of directors believes that we will have a better opportunity to finance and commercialize our products and services as a free standing company as compared to a minority owned subsidiary of MediSwipe. The record date for the dividend will be determined when and after we determine a probable effective date of the registration statement of which this prospectus is a part. As of May 20, 2013, MediSwipe has 474,331,144 shares of common stock issued and outstanding and 800,000 shares of Series B Preferred Stock issued and outstanding. The holders of the Series B Preferred stock are entitled to participate in the Dividend pursuant to the terms and conditions of the Certificate of Designation of the Series B Preferred stock. As of May 20, 2013, the 800,000 shares of Series B Preferred stock equates to 379,465,155 shares of MediSwipe common stock, on an as if converted basis. Accordingly, as of May 20, 2013, there are 853,796,299, shares (the “Dividend Shares”) participating in the distribution and MediSwipe will therefore distribute 0.007 of one share of our common stock for each one share of the MediSwipe Dividend Shares. Fractional shares, if any, will be rounded up to the next whole share and we will issue a sufficient number of additional shares to MediSwipe for distribution of the dividend as may be necessary to accommodate the rounding of fractional shares.

MediSwipe may be deemed to be a statutory underwriter of our shares for purposes of the distribution of the dividend and have potential liability as such under the Securities Act of 1933, as amended.

Holders of MediSwipe’s common stock will not be required to take any action to receive our common stock. As soon as practicable following the effective date of the registration statement of which this prospectus is a part, our transfer agent will mail a stock certificate to each MediSwipe stockholder of record and credit Cede & Co., the nominee of The Depository Trust & Clearing Corporation, with the number of our shares of common stock required to satisfy the distribution to beneficial holders of MediSwipe’s commons stock held in brokerage accounts.

Neither MediSwipe, we nor any other person will receive any proceeds in connection with the dividend distribution by MediSwipe. We have prepared paying the costs of the registration statement of which this prospectus is a part. We are solely responsible for the content of the registration statement and of this prospectus. We have undertaken the registration of the shares because of the potential benefit our management believes we may derive from being a publicly traded company, both in raising additional debt or equity financing and in marketing our products.

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SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. We have 19,050,000 shares of our common stock issued and outstanding at the date of this prospectus. The 5,600,000 shares held by our directors, officers and others, not including the 6,000,000 shares held by MediSwipe for distribution of the dividend and covered by the registration statement of which this prospectus is a part, are restricted securities and the resale of the shares into the public securities market will be subject to Rule 144. Shares issued to our directors, officers and controlling persons pursuant to the registration statement of which this prospectus is a part will not be restricted securities, but will, nevertheless, be subject to the reporting requirements, broker’s transaction requirements and one-percent per each three month limitation of Rule 144.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Martin & Pritchett, P.A., Attorneys at Law, Huntersville, North Carolina.

EXPERTS

Our financial statements for the years ended and at December 31, 2012 and 2011 have been included in this prospectus in reliance on the report of D. Brooks and Associates CPA’s, P.A., West Palm Beach, Florida, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-1 under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and our exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement of which this prospectus is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

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D. Brooks and Associates CPA’s, P.A.

Certified Public Accountants Valuation Analyst Advisors

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of 800 Commerce, Inc.

We have audited the accompanying balance sheets of 800 Commerce, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. 800 Commerce, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800 Commerce, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the 2012 financial statements have been restated to correct a misststement.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has incurred operating losses, has incurred negative cash flows from operations and has a working capital deficit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 10 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, Florida

August 5 , 2013

D. Brooks and Associates CPA’s, P.A. 8918 Marlamoor Lane, West Palm Beach, FL 33412 – (954) 592-2507

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800 COMMERCE, INC.

BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$40,618	$735
Accounts receivable	57,827	1,142
Prepaid expenses	21,250	2,500
Marketable securities	152,000	38,000
Security deposit	2,500	2,500
Total current assets	274,195	44,877

Patents Pending	32,500	—
Computer Equipment, net	979	—
Total assets	$307,674	$44,877
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable and accrued expenses	$71,594	$—
Due to stockholder	56,186	69,934
Convertible promissory note, net of discount of $22,465	27,535	—
Derivative liability	40,000	—
Total current liabilities	195,315	69,934

Stockholders' Equity (Deficiency):
Preferred stock, $0.001 par value; 10,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; 90,000,000 shares authorized; 19,050,000 (2012) and
9,999,000 (2011) shares issued and outstanding	19,050	9,999
Additional paid-in capital	1,022,450	313,301
Deferred equity consideration	(72,917)	-
Accumulated comprehensive loss	(38,000)	(152,000)
Accumulated deficit	(818,224)	(196,357)

Total stockholders' equity (deficiency)	112,359	(25,057)

Total liabilities and stockholders' equity (deficiency)	$307,674	$44,877

See notes to financial statements.

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800 COMMERCE, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended December 31,
	2012		2011
	(Restated)

Fee revenue, net		$121,904	$13,494
Costs of revenue		153,663	—

Gross profit (loss)		(31,759)	13,494
Operating expenses:
Salaries and management fees		385 ,226	126,227
Commissions and marketing		6,427	9,651
Rent		16,694	21,174
Travel and entertainment		22,830	11,124
Transfer agent and filing fees		11,148	—
Professional and consulting fees		74,911	11,400
Software development and internet expenses		28,873	4,000
Other general and administrative		24,262	9,776

Total operating expenses		570,371	193,352

Operating loss		(602,130)	(179,858)

Other income (expense):
Interest expense		(29,737)	—
Change in fair market value of derivative liabilities		10,000	—
Total other expense, net		(19,737)	—

Net loss		$(621,867)	$(179,858)

Other Comprehensive gain (loss), net of tax:
Unrealized gain (loss) on marketable securities		$114,000	$(98,000)

Other comprehensive gain (loss)		114,000	(98,000)

Comprehensive loss	$	(507,867)	$(277,858)

Net loss per share	$	(0.04)	$(0.06)

Weighted average number of common shares outstanding
Basic and diluted		15,195,723	3,179,638

See notes to financial statements.

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800 COMMERCE, INC
STATEMENT OF STOCKHOLDERS' EQUITY (DEFECIENCY)
(Restated)

			Additional	Deferred	Accumulated		Total
	Common Stock		Paid-in	Equity	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Consideration	Loss	Deficit	Equity (Deficiency)
Balances, December 31, 2010	750,000	$750	$189,250	$—	$(54,000)	$(16,499)	$119,501

Common stock issued to parent	5,250,000	5,250	(5,250)	—	—	—	—

Common stock issued for cash	465,000	465	15,035	—	—	—	15,500

Common stock issued for services	3,534,000	3,534	114,266	—	—	—	117,800

Unrealized loss on parent common stock	—	—	—	—	(98,000)	—	(98,000)

Net loss	—	—	—	—	—	(179,858)	(179,858)

Balances, December 31, 2011	9,999,000	9,999	313,301	—	(152,000)	(196,357)	(25,057)

Common stock issued for cash	5,050,000	5,050	249,950	—	—	—	255,000

Common stock issued for services	3,401,000	3,401	120,799	—	—	—	124,200

Common stock issued for assignment of patent pending	100,000	100	24,900	—	—	—	25,000

Common stock issued for customer assignment agreement	500,000	500	124,500	(125,000)	—	—	—

Amortization of deferred equity consideration	—	—	—	52,083	—	—	52,083

Vesting of common stock options	—	—	189,000	—	—	—	189,000

Unrealized gain on parent common stock	—	—	—	—	114,000	—	114,000

Net loss	—	—	—	—	—	(621,867)	(621,867)

Balances, December 31, 2012	19,050,000	$19,050	$1,022,450	$(72,917)	$(38,000)	$(818,224)	$112,359

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800 COMMERCE, INC.

STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
	(Restated)
Cash flows from operating activities:
Net loss	$(621,867)	$(179,858)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation	209	—
Amortization of discount on convertible note	27,535	—
Amortization of deferred equity consideration	52,083
Change in fair market value of derivative liabilities	(10,000)	—
Stock based compensation	294,450	117,800
Change in operating assets and liabilities:
Increase in prepaid expenses	—	(5,000)
Increase in accounts receivable	(56,684)	(1,142)
Increase in accounts payable and accrued expenses	69,743	—
Net cash used in operating activities	(244,531)	(68,200)

Cash flows from investing activities:
Purchase of computer equipment	(1,188)	—
Payment of patent costs	(5,650)	—

Net cash used in investing activities	(6,838)	—

Cash flows from financing activities:
Proceeds from sale of common stock	255,000	15,500
Proceeds from issuance of convertible note	50,000	—
Advances from (repayments to) stockholder	(13,748)	56,584
Issuance of notes payable related party	—	5,050
Repayments on notes payable, related party	—	(8,350)
Net cash provided by financing activities	291,252	68,784

Net increase in cash and cash equivalents	39,883	584
Cash and cash equivalents, beginning	735	151

Cash and cash equivalents, ending	$40,618	$735

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

Schedule of Non-Cash Investing and Financing Activities

Issuance of common stock for prepaid consulting fees	$50,000	$—

Patent costs included in accounts payable	$1,850	$—

Issuance of common stock for patent rights	$25,000	$—

Issuance of common stock for customer assignment agreement	$125,000	$—

See notes to financial statements.

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800 COMMERCE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012

NOTE 1 - ORGANIZATION

BUSINESS

800 Commerce, Inc. (the “Company” or “800 Commerce”) was formed in the State of Florida on February 10, 2012. The Company was founded for the purpose of marketing credit card processing services on behalf of merchant payment processing service providers. The Company commenced revenue producing activities based on the marketing of credit processing services in March 2010. The Company generates revenue from the marketing of credit processing services by way of fees received from merchant payment processing service providers on whose behalf the Company brokers their processing services. On August 1, 2012, the Company began to receive additional revenue pursuant to an Assignment Agreement, whereby, the Company acquired a portion of a processing service provider’s residual fee income under one of its service contracts in exchange for the issuance of 500,000 shares of the Company’s common stock.

RESTATEMENT

The financial statements for the year ended December 31, 2012 have been restated to defer the recognition of the fair value of common stock issued pursuant to the Assignment Agreement, which was previously expensed during 2012.

 The following tables present the effects of the restatement adjustments on the affected line items in the previously reported statement of operations for the year ended December 31, 2012. The restatement adjustments did not affect the statements of cash flows for the year ended December 31, 2012 or the December 31, 2012 balance sheet with the exception of the decrease in retained deficit of $72,917, an increase in the amortization of $52,083 and a decrease of deferred equity consideration of $72,917. All related amounts have been restated as appropriate within these financial statements.

Year ended December 31, 2012	As reported	Adjustments	Restated
Costs of revenues	$101,580	$52,083	$153,663
Gross profit (loss)	20,324	(52,083)	(31,759)
Sales and marketing expenses	510,226	(125,000)	385,226
Total operating expenses	695,371	(125,000)	570,371
Operating loss	(675,047)	72,917	(602,130)
Net loss	(694,784)	(72,917)	(621,867)
Comprehensive loss	(580,784)	72,917	(507,867)

Net loss per share	$(0.05)	$0.01	$(0.04)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

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ACCOUNTS RECEIVABLE

The Company records accounts receivable from amounts due from its processors. The Company charges certain merchants for processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. The Company charges other merchant customers a flat fee per transaction, and may also charge miscellaneous fees to customers, including fees for returns, monthly minimums, and other miscellaneous services. All the charges and collections thereon flow through processors who then remit the fee due the Company within the month following the actual charges.

MARKETABLE SECURITIES

The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ equity (deficiency). Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred.

PATENTS

The Company capitalizes legal fees and filing costs associated with the development and filing of its patents.  Patents are generally amortized over an estimated useful life of 15 years using the straight-line method beginning on the grant date.  No amortization expense was recorded during the years ended December 31, 2012 and December 31, 2011, as the Company’s patents are still pending as of December 31, 2012.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the month in which commissions are earned.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s own credit risk as observed in the credit default swap market.

The Company's financial instruments consist primarily of marketable securities. Marketable securities are adjusted to fair value each balance sheet date, based on quoted prices; which are considered level 1 inputs (see Note 5). The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

The Company’s derivative liability resulting from the issuance of convertible debt is adjusted to fair value based on recent sales of the underlying common stock and the use of an option pricing model, which are consistent with level 3 inputs. See Note 6.

The following table represents the Company’s financial instruments that are measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2011 for each fair value hierarchy level.

December 31, 2012	Derivative Liability	Marketable Securities	Total
Level I	$ -	$ 152,000	$ 152,000
Level II	$ 40,000	$ -	$ 40,000
Level III	$ -	$ -	$ -

December 31, 2011
Level I	$ -	$ 38,000	$ 38,000
Level II	$ -	$ -	$ -
Level III	$ -	$ -	$ -

INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized. The Company’s tax years subsequent to 2005 remain subject to examination by federal and state tax jurisdictions.

EARNINGS (LOSS) PER SHARE

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. Potentially dilutive securities for the year ended December 31, 2012, consisting of 307,692 shares of common stock underlying convertible debt and options to purchase 1,600,000 shares of common stock were not included in the calculation of diluted loss per share because their impact was anti-dilutive.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Stock awards granted to non-employees are valued at their respective measurement dates based on the trading price of the Company’s common stock and recognized as expense during the period in which services are provided.

COMPREHENSIVE INCOME

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company’s comprehensive loss consist of unrealized losses on available-for-sale securities.

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NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This guidance requires additional disclosures about fair value measurements, including information about purchases, sales, issuances and settlements in Level 3. The Company adopted this guidance effective January 1, 2011, and its adoption did not have a material impact on the Company’s financial condition or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 will result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, with early application not permitted, and became effective for the Company on January 1, 2012. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The Company adopted this guidance effective October 1, 2011, and its adoption did not have a material impact on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

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NOTE 4 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

Cash

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is t insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC insured institution insures up to $250,000 on account balances. The amounts that are not insured by FDIC limitations are held in short-term securities. The company has not experienced any losses in such accounts.

Sales

Approximately 86% of our revenues are received from one of our merchant service providers, pursuant to an Assignment Agreement (see Note 9). As of December 31, 2012 the Company had $56,773 (98% of accounts receivable) in accounts receivable from the same merchant service provider. The Company relies on a few processors to provide, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools.

NOTE 5 - MARKETABLE SECURITES

The Company’s marketable securities consist solely of 10,000,000 shares of Mediswipe, Inc.’s common stock, issued to the Company in connection with the Company’s formation in 2010. The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ equity (deficiency).

Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred. There were no realized gains or losses for the years ended December 31, 2012 and 2011. The aggregate fair value of the Company’s holdings in Mediswipe’s common stock totaled $152,000 and $38,000 as of December 31, 2012 and 2011, respectively.

The following summarizes the carrying value of marketable securities as of December 31, 2012 and 2011.

	2012	2011
Beginning fair value	$38,000	$190,000
Unrealized gains (losses) included in accumulated other comprehensive income (loss)	114,000	(152,000)
Net carrying value	$152,000	$38,000

The Company did not purchase or sell any marketable securities during the years ended December 31, 2012 and 2011.

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NOTE 6 – RELATED PARTY TRANSACTIONS

Management fees

During the year ended December 31, 2012 the Company expensed management fees of $25,507 to or on behalf of the Company’s President, B. Michael Friedman, and $22,000 to the Company’s Chief Financial Officer, Barry Hollander. The Company also issued 366,000 shares of its common stock to the CFO. The shares were valued at $0.033 per share, the last price for common stock sold in the Company’s private placements prior to this issuance.

Amounts due Mediswipe, Inc.

As of December 31, 2012 and 2011, Mediswipe, Inc, (“Mediswipe”) owns 6,000,000 shares of the Company’s common stock, representing approximately 32% and 60%, respectively, of the Company’s outstanding common stock. The Company owes Mediswipe $56,186 and $69,934 as of December 31, 2012 and 2011, respectively, as a result of advances received from Mediswipe. These advances are non-interest bearing and are due on demand.

Board of Directors

Effective August 1, 2012, the Company entered into Advisory Board Agreements with Dr. James Canton and Scott Climes. Pursuant to each agreement, the Company granted a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options expire on the third anniversary of the grant. The options vest as follows; 200,000 upon the effective date and 50,000 at the end of each of the subsequent twelve months. Effective September 11, 2012, Dr. Canton became the Chairman of the Board of Directors, and Mr. Climes was appointed the Chief Executive Officer (“CEO”) of the Company and named to the Board of Directors. Prior to his appointment as Chairman of the Board of the Company, Dr. Canton was issued 100,000 shares of restricted common stock in exchange for the transfer a patent pending application that allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet.

Convertible Promissory Note

In May 2012, the Company entered into a note agreement with Mr. Climes, our Chief Executive Officer and a member of our board of directors, for the issuance of a convertible promissory note in the amount of $50,000 (the “Note”). Among other terms the Note is due one year from its issuance date, bears interest at 8% per annum, payable in cash or shares at the Conversion Price as defined herewith, and are convertible at a conversion price (the “Conversion Price”) for each share of common stock equal to 65% of the lowest closing bid price within five days of any conversion. Additionally, there are limitations on the holder’s right to convert whereby there cannot be any conversion that would cause the holders beneficial ownership to exceed 4.9% of the total issued and outstanding common stock of the Company. Upon the occurrence of an event of default, as defined in the Note, the Company is required to pay interest at 12% per annum and the holders may at their option declare the Note, together with accrued and unpaid interest, to be immediately due and payable. In addition, the Note provides for adjustments for dividends payable other than in shares of common stock, for reclassification, exchange or substitution of the common stock for another security or securities of the Company or pursuant to a reorganization, merger, consolidation, or sale of assets, where there is a change in control of the Company. The Company may at its own option prepay the Note and must maintain sufficient authorized shares reserved for issuance under the Note.

The Company has determined that the conversion feature of the Note represents an embedded derivative since the Note is convertible into a variable number of shares upon conversion. Accordingly, the Note is not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. Accordingly, the fair value of this derivative instrument has been recorded as a liability on the balance sheet with the corresponding amount recorded as a discount to the Note. Such discount will be accreted from the date of issuance to the maturity date of the Note. The change in the fair value of the derivative liability will be recorded in other income or expenses in the statement of operations at the end of each quarter, with the offset to the derivative liability on the balance sheet. The beneficial conversion feature included in the Note resulted in an initial debt discount of $50,000 and an initial loss on the valuation of derivative liabilities of $1,282 based on the initial fair value of the derivative liability of $51,282. The fair value of the embedded derivative liability was calculated at issue date utilizing the following assumptions:

Issuance Date	Fair Value	Term	Assumed Conversion Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
5/10/12	$51,282	12 months	$0.00195	$0.0032	152%	0.09

At December 31, 2012, the Company revalued the embedded derivative liability. For the period from issuance to December 31, 2012, the Company decreased the derivative liability of $51,282 by $11,282 resulting in a derivative liability of $40,000 at December 31, 2012.

The fair value of the embedded derivative liability was calculated at December 31, 2012 utilizing the following assumptions:

Fair Value	Term	Assumed Conversion Price	Volatilty Percentage	Interest Rate
$40,000	5 months	$0.1625	157%	0.11

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NOTE 7 – STOCKHOLDER’S EQUITY (DEFICIENCY)

Common Stock

On February 10, 2010 the Company issued of 750,000 shares of founders stock to MediSwipe.

In June 2011, the Company sold 210,000 shares of its common stock pursuant to a private placement memorandum to two accredited investors. The Company sold the shares at $0.033 per share and accordingly received $7,000.

In August 2011, the Company sold 255,000 shares of its common stock pursuant to a private placement memorandum to three accredited investors. The Company sold the shares at $0.033 per share and accordingly received $8,500.

On October 1 2011 the Company issued 5,250,000 shares of its common stock to MediSwipe, Inc., the Company’s Parent Company.

On October 1, 2011, the Company issued 3,000,000 shares of common stock to its Principal Executive Officer and 534,000 shares of its common stock to its CFO, as compensation for services rendered. The shares were valued at $0.033 per share, the price that the Company sold shares of its common stock in a private placement. Accordingly the Company has included $117,800 of stock compensation expense for the year ended December 31, 2011.

In May 2012, the Company received proceeds of $155,000 upon the sale of 4,650,000 shares of its restricted common stock to five accredited investors. The shares of common stock were sold for $0.0333 per share.

On June 10, 2012 the Company issued 1,500,000 shares of restricted common stock for future services pursuant to a Business Development and Consulting Agreement (“BDCA”). Additionally, the Consultant received $10,000 and will also be compensated a five percent (5%) override on all residual income for the life of any business development contracts executed by the Company. The shares were valued at $50,000 ($0.0333 per share) and are being amortized over the one year term of the BDCA, accordingly the Company expensed $31,250 (included in stock based compensation) for the year ended December 31, 2012

Also on June 10, 2012, the Company issued 1,851,000 shares of restricted common stock for services. Of the shares issued 366,000 where issued to the Company’s CFO, 750,000 shares were issued for legal services and 735,000 were issued for office administration services. All of these shares were valued at $0.0333 per share, the price that the Company sold shares of its common stock in the most recent private placement prior to the issuances. The Company has included $61,700 in stock based compensation for the year ended December 31, 2012, related to these issuances.

On June 20, 2012 the board of directors approved a stock dividend whereby the Company will issue two (2) additional shares of common stock for each share of common stock outstanding. Accordingly, the Company issued 12,000,000 shares of common stock (the “Dividend Shares”) on July 5th, 2012. Subsequent to the issuance of the Dividend Shares, the Company had 18,000,000 shares of common stock issued and outstanding.

On August 1, 2012 the Board of Directors of the Company authorized the Company to issue 100,000 shares of restricted common stock to Dr. James Canton, for his transfer to the Company, of patent pending technology regarding transactional services. The patent pending technology allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet.

On August 1, 2012 the Company issued 500,000 shares of restricted common stock to PayVentures, LLC, pursuant to a series of agreements (see Note 9).

In September and October 2012, the Company received proceeds of $100,000 upon the sale of 400,000 shares of its restricted common stock to five accredited investors. The shares of common stock were sold for $0.25 per share.

On December 12, 2012 the Company issued 50,000 shares of restricted common stock to Greentree Financial Group, Inc. for consulting services. The shares were valued at $0.25 per share, the price that the Company sold shares of its common stock in the most recent private placement prior to the issuance. The Company has included $12,500 in stock based compensation for the year ended December 31, 2012, related to these issuances.

Options

Effective August 1, 2012 the Company adopted the 2012 Equity Incentive Plan (the “2012 Plan”) whereby the Company has reserved five million shares of common stock to be available for grants pursuant to the 2012 Plan.

Effective August 1, 2012, the Company entered into two Advisory Board Agreements (“ABA”) pursuant to which, the Company granted to each of Dr. James Canton and Mr. Scott Climes a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options were granted under the 2012 Plan and have a three year term. Mr. Climes is now a member of the board of directors of the Company and Dr. Canton is the Chairman of the board of directors of the Company. Pursuant to each ABA, 200,000 options immediately vested and an additional 50,000 vest under each APA at the end August 2012 and for the following eleven months, as long as Messrs. Climes and Canton remain as a director.

A summary of the activity of options for the year ended December 31, 2012 is as follows:

	Options	Weighted-Average exercise price	Weighted- Average grant date fair value
Balance January 1, 2012	—	$—	$—
Options granted	1,600,000	0.30	0.21
Outstanding as of December 31, 2012	1,600,000	0.30	0.21
Exercisable as of December 31, 2012	900,000	0.30	0.21

The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions:

Expected Volatility	167%
Expected Dividend Yield	0%
Expected Life (Term)	3 years
Risk-Free Interest Rate	0.30%

During the year ended December 31, 2012 a total of 900,000 of the options vested and the Company recognized $189,000 of stock based compensation. In January 2013 through July 2013, 100,000 options will vest each month and the Company will recognize an additional $21,000 of stock based compensation expense monthly. As of December 31, 2012, the remaining term of the options is 2.58 years, and 3,400,000 options are available for future grants under the 2012 Plan.

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NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 2012 and 2011.

Income tax expense for 2012 and 2011 is as follows:

	2012	2011

Current:
Federal	$—	$—
State	—	—

	—	—

Deferred:
Federal	(148,142)	$(59,183)
State	(15,816)	(6,319)
Change in Valuation allowance	163,958	65,501
	$—	$—

The following is a summary of the Company’s deferred tax assets at December 31, 2012 and 2011:

	2012	2011

Deferred Tax Assets:
Net operating losses	$120,219	$27,382
Stock compensation	115,449	44,328
Net deferred tax assets	235,668	71,710

Valuation allowance	(235,668)	(71,710)

	$—	$—

A reconciliation between the expected tax expense (benefit) and the effective tax rate for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011

Statutory federal income tax rate	34%	(34%)
State taxes, net of federal income tax	3.63%	(3.63%)
Effect of change in valuation allowance	(23.60%)	(36.42%)
Non deductible expenses	(14.03%)	(1.21%)

	0%	0%

As of December 31, 2012, the Company had a tax net operating loss carry forward of approximately $319,000. Any unused portion of this carry forward expires in 2030. Utilization of this loss may be limited in the event of an ownership change pursuant to IRS Section 382.

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NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company.

Lease Agreement

Effective on December 1, 2011 a company controlled by our President entered into a two year lease agreement to rent executive office space in West Palm Beach, Florida. The lease automatically renews for 3 month periods unless terminated in writing 30 days prior to the then current end date by either party. Pursuant to the lease, the monthly rent for approximately 1,200 square feet was $2,500. Effective March 1, 2012, the rent became $3,500. The Company realized an expense of $16,500 for the year ending December 31, 2012 for the space utilized. Effective in March 2013, the Company will be leasing office space at 2000 Town Center, Suite 1900, Southfield, Michigan, 48075. The lease is for one year, with annual renewals available, and the monthly rent is approximately $850.

Other Agreements

Our business agreements consist primarily of banking ISO agreements and technology licensing agreements. Banking agreements are typically agreements with merchant banks which provide all direct relationships with the credit card issuing banks, PCI compliant gateways for our merchant processing clients and administrative functions. These agreements typically involve a split of the fees received between the banks and the Company based on interchange rate, agent commissions, or a fixed fee per transaction. Licensing agreements are infrastructure in nature and establish the connection to the end user that enables the Company to deliver and collect payment for the transacted media content or service application. Licensing agreements typically involve a split of the fees received between the technology provider, carriers and the Company.

On August 1, 2012 the Company entered into a series of agreements with Payventures, LLC (“PV”) and Payventures Tech, LLC (“PVTECH”). PV operates a business of promoting merchant services offered by certain banks, including credit and debit card transaction processing and network services (“Merchant Services”) to merchants. Pursuant to an Assignment Agreement (“PAA”) between PV and the Company PV assigned fifty percent (50%) of PV’s rights to receive residual payments from certain Assigned Customer(s), in exchange for five hundred thousand (500,000) shares of the Company’s common stock. The term of the Assignment Agreement commences on the Effective Date and shall continue for a period of one (1) year after which it shall renew for successive one year terms automatically, unless terminated in accordance with the terms thereof. Either party has the right to terminate this Agreement at the end of the then current Term, upon thirty (30) days prior written notice to the other party. PV may terminate this Agreement at any time on thirty (30) days written notice to the Company provided however, that if such termination is without default or other material cause by the Company, then PV shall continue to pay the referral fees contemplated therein despite such termination, subject to the other provisions thereof that survive termination. In addition, PV may terminate the assignment of the Assigned Customer, and any obligation to pay the share of the Assigned Customer residual to the Company, upon thirty (30) days prior notice to the Company. PV may terminate the assignment of the Assigned Customer and substitute one or more comparable Assigned Customers upon thirty (30) days prior notice to the Company. PV shall not be required to replace an Assigned Customer if such Assigned Customer terminates its merchant account with PV.

Effective October 1, 2012, PV and the Company entered into the First Amendment to Assignment Agreement (the “Amendment”). The Amendment replaces the assignment to the Company of 50% of PV’s residuals from the initial Assigned Customer to the assignment of 30% of PV’s residual payments received from a newly Assigned Customer, and such account shall henceforth be the Assigned Customer under the Assignment Agreement.

PV and the Company also entered into a Consulting Agreement, whereby PV will provide services to the Company, including; coordination of mobile messaging services, customer contact, customer assistance services and merchant acquisition and processing services. PV will be compensated at their standard hourly rate for such services. The term of the Consulting Agreement commences on the Effective Date and shall continue for a period of one (1) year, after which it shall renew for successive one year terms automatically, unless terminated in accordance with the terms thereof. Either Party hereto has the right to terminate the Consulting Agreement at any time on thirty (30) days written notice.

Also on August 1, 2012, PV and the Company executed an Agent Referral Agreement, whereby PV will compensate the Company for any customer referred to PV by the Company that subsequently utilizes PV’s Merchant Services. The term of the Agent Referral Agreement is for two years and automatically renews for each year thereafter (the “Term”) unless 60 days prior written notice is given by either party.

PVTECH and the Company entered into a Hosted Platform License & Services Agreement (“HPLSA”) whereby PVTECH will provide the Company access to their hosted ecommerce and processing platform products, as well as related services and support. Pursuant to the terms of the agreement, the Company will pay PVTECH a monthly licensing fee of $2,500 and a transaction fee of $0.07 per transaction. Beginning in the seventh (7th) month of the agreement, there is a minimum transaction fee of $2,500 per month. The term of the HPSLA shall be for one (1) year, with automatic renewals for successive one (1) year terms thereafter (each a "Renewal Term") until either party gives written notice to terminate the HPLSA no less than three (3) calendar months prior to the commencement of a Renewal Term. Either party may terminate the HPLSA: (a) upon a material breach by the other party if such breach is not cured within thirty (30) days following written notice to the breaching party; or (b) where the other party is subject to a filed bankruptcy petition or formal insolvency proceeding that is not dismissed within thirty (30) days.

On August 7, 2012, the Company entered into a Client Agreement with 3Cinteractive, LLC. (“3Ci”). 3Ci will make available to the Company their “Switchblade Platform”. The Switchblade Platform enables users to send and receive SMS messages directly to and from US Mobile Operator subscribers. The service includes, web-based, API and file based interfaces to facilitate interactions between the Company and the Company’s clients. The platform provides full service SMS services including but not limited to the ability to create and manage interative workflows, keyboard campaigns, text –to-screen, immediate or schedules broadcasts, post notification services, dynamic group management, external API access, mobile configuration and reporting. Pursuant to the agreement, the Company incurred a $2,500 set-up fee, and will be charged monthly, beginning one month from the billing activation date. The initial three months will be $1,500, $2,000 and $2,500 respectively, and beginning in the fourth month from billing activation, the Company will incur a monthly fee of $3,000 as well $1,100 for our vanity short code (800 Commerce). The “Initial Term” shall become effective as of the Effective Date upon execution and delivery of this Agreement by each of the parties and expire twenty four (24) months from the Billing Activation Date (as defined therein). This Agreement will be automatically extended (“Extended Term”) for twelve (12) additional months upon the expiration of the Initial Term or any Extended Term unless either party has delivered written notice of its intent to terminate the Agreement at least sixty (60) days prior to the end of the Initial Term or then current Extended Term.

Additionally, the Company, through an agreement with Interactive MD, LLC (“iMD”) plans to market iMD’s telehealth services to consumers and employers. Our plan is to allow consumers and employers via a link from the my800doctor.com website to be able purchase various types of monthly memberships from iMD. If successful, 800 Commerce would receive a referral fee of $10 from iMD per member per month (“PMPM”) via the affiliate agreement, irrespective of the type of membership.

Pursuant to the iMD agreement, we also have a twelve month option for iMD to build a white label version of the iMD portal for My800doctor.com.  The estimated one time cost of building the platform and system is $42,000 and the estimated time of completion would be ninety days. Under a license, the my800doctor.com portal would be able to offer the uninsured a variety of healthcare options, including a search and appointment directory in any desired field of medicine. For consumers seeking an immediate consultation, telemedicine options will be available, thereby allowing patients to speak directly with a physician online through a HIPPA compliant “Skype Like” video platform for diagnosis and e-scribing.  Additionally, we plan to offer consumers to establish and maintain their personal healthcare records. We plan for users to be able to search for doctors by specialty and other categories, read doctor reviews, view medical related video content and schedule visits electronically.  We plan to charge a subscription fee of $299 a year or $19.95 a month. Consumers will be able to choose from among participating physicians, receive online consultations at a minimum cost, receive prescriptions via email and get SMS prescriptions alerts and appointment reminders. We expect these features to be desirable by cutting down on time and travel related costs associated with customary doctors’ visits and standard healthcare. Pursuant to the license we will pay iMD:

$1.20 PMPM for <50,000 members

$1.00 PMPM for <50,000 and <150,000 members

$0.80 PMPM for >150,000 members

$2.00 per consult

Minimum monthly guaranty $10,000

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NOTE 10 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2012 the Company had an accumulated deficit of approximately $891,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

The Company maintains daily operations and capital needs through the receipts of monthly account residuals received directly from the Company’s processors. During the year ended December 31, 2012 the Company sold in the aggregate 5,050,000 shares of common stock and received $255,000. The Company expects to increase sales of additional merchant accounts over the course of this fiscal year.

On February 8, 2013 the Company filed Amendment No. 2 to its Registration Statement on Form S-1, whereby the Company is registering the six million shares of common stock owned by Mediswipe. Once the registration statement has been declared effective by the appropriate regulatory bodies, Mediswipe will be distributing the six million shares of common stock, on a pro rata basis to the Mediswipe shareholders as of a record date to be determined.

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 22, 2013, which is the date the financial statements were available to be issued.

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

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Index to Condensed Financial Statements

Condensed Balance Sheets As of March 31, 2013 (Unaudited) and December 31, 2012	51

Condensed Statements of Operations and Comprehensive Income For the Three Months Ended March 31, 2013 and 2012 (Unaudited)	52

Condensed Statements of Cash Flows For the Three Months Ended March 31, 2013 and 2012 (Unaudited)	53

Notes to Condensed Financial Statements (Unaudited)	54

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800 COMMERCE, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(Unaudited)
	(Restated)	(Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$12,993	$40,618
Accounts receivable	60,953	57,827
Prepaid expenses	8,750	21,250
Marketable securities	495,000	152,000
Security deposit	2,500	2,500
Total current assets	580,196	274,195

Patents Pending	32,500	32,500
Computer Equipment, net	2,809	979
Total assets	$615,505	$307,674
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$76,152	$71,594
Due to stockholder	57,887	56,186
Convertible promissory note, net of discount of $10,136 (2013) and $22,465 (2012)	39,864	27,535
Derivative liability	28,820	40,000
Total current liabilities	202,723	195,315

Stockholders' Equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; 90,000,000 shares authorized; 19,050,000
shares issued and outstanding	19,050	19,050
Additional paid-in capital	1,085,450	1,022,450
Deferred equity consideration	(41,667)	(72,917)
Accumulated comprehensive income ( loss)	306,900	(38,000)
Accumulated deficit	(956,951)	(818,224)

Total stockholders' equity	412,782	112,359

Total liabilities and stockholders' equity	$615,505	$307,674

See notes to condensed financial statements

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800 COMMERCE, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)
	Three months ended March 31,
	2013	2012
	(Restated)

Fee revenue, net	$93,812	$3,674
Costs of revenue	113,253	—

Gross profit (loss)	(19,441)	3,674
Operating expenses:
Salaries and management fees	90,303	940
Rent	5,437	537
Travel and entertainment	2,406	181
Transfer agent and filing fees	1,832	923
Professional and consulting fees	5,962	—
Software development and internet expenses	1,711	1,544
Other general and administrative	12,660	255

Total operating expenses	120,311	4,380

Operating loss	(139,752)	(706)

Other income (expense):
Interest expense	(13,329)	—
Change in fair market value of derivative liabilities	11,180	—
Gain on sale of marketable securities	3,174	—
Total other income, net	1,025	—

Net loss	$(138,727)	$(706)

Other Comprehensive gain, net of tax:
Unrealized gain on marketable securities	$343,000	$1,000

Other comprehensive gain	343,000	1,000

Comprehensive income	$204,273	$294

Net loss per share	$(0.01)	$(0.00)

Weighted average number of common shares outstanding
Basic and diluted	19,050,000	3,333,000

See notes to condensed financial statements.

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800 COMMERCE, INC.
CONDENSED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(Unaudited)
	2013	2012
	(Restated)
Cash flows from operating activities:
Net loss	$(138,727)	$(706)
Adjustments to reconcile net loss
to net cash provided by (used in) operating activities:
Depreciation	99	—
Amortization of discount on convertible note	12,329	—
Amortization of deferred equity consideration	31,250
Change in fair market value of derivative liabilities	(11,180)	—
Stock based compensation	75,500	—
Reclass from comprehensive gain to gain	1,900
Change in operating assets and liabilities:
Increase in accounts receivable	(3,126)	41
Increase in accounts payable and accrued expenses	4,558	923

Net cash provided by (used in) operating activities	(27,397)	258

Cash flows from investing activities:
Purchase of computer equipment	(1,929)	—

Net cash used in investing activities	(1,929)	—

Net cash provided by financing activities:
Increase in amounts due shareholders	1,701	—

Net cash provided by financing activities:	1,701	—

Net (decrease) increase in cash and cash equivalents	(27,625)	258
Cash and cash equivalents, beginning	40,618	735

Cash and cash equivalents, ending	$12,993	$993

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

See notes to condensed financial statements.

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800 COMMERCE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2013

NOTE 1 - ORGANIZATION

BUSINESS

800 Commerce, Inc. (the “Company” or “800 Commerce”) was formed in the State of Florida on February 10, 2010. The Company was founded for the purpose of marketing credit card processing services on behalf of merchant payment processing service providers. The Company commenced revenue producing activities based on the marketing of credit processing services in March 2010. The Company generates revenue from the marketing of credit processing services by way of fees received from merchant payment processing service providers on whose behalf the Company brokers their processing services. On August 1, 2012, the Company began to receive additional revenue pursuant to an Assignment Agreement, whereby, the Company acquired a portion of a processing service provider’s residual fee income under one of its service contracts in exchange for the issuance of 500,000 shares of the Company’s common stock.

In addition to marketing credit card processing services, the Company also intends to engage in the development and operation of on-line portals and mobile applications offering directories of professional service providers. The Company has completed its’ initial on-line portal and mobile application dedicated to a directory of medical doctors, however the Company has not commenced revenue producing operations by way of the medical directory. The Company expects to commence the marketing of the medical directory in June 2013, and hope to commence receipt of revenue from the marketing of the medical directory in the third quarter of 2013.

The financial statements for the three months ended March 31, 2013 have been restated to amortize a portion of the fair value of common stock issued pursuant to the Assignment Agreement, which was previously expensed during 2012.

The following tables present the effects of the restatement adjustments on the affected line items in the previously reported statement of operations for the three months ended March 31, 2013. The restatement adjustments did not affect the statements of cash flows for the three months ended ended March 31, 20123 or the March 31, 2013 balance sheet with the exception of the decrease in retained deficit of $41,667, an increase in the amortization of $31,250 and a decrease of deferred equity consideration of $41,667. All related amounts have been restated as appropriate within these financial statements.

Three months ended March 31, 2013	As reported	Adjustments	Restated
Costs of revenues	$82,003	$31,250	$113,253
Gross profit (loss)	11,809	(31,250)	(19,441)
Operating loss	(108,502))	(31,250)	(139,752))
Net loss	(107,477))	(31,250))	(138,727)
Comprehensive income	235,523	(31,250)	204,273

Net loss per share	$(0.0)	$-	$(0.01)

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NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company records accounts receivable from amounts due from its processors. The Company charges certain merchants for processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. The Company charges other merchant customers a flat fee per transaction, and may also charge miscellaneous fees to customers, including fees for returns, monthly minimums, and other miscellaneous services. All the charges and collections thereon flow through processors who then remit the fee due the Company within the month following the actual charges.

MARKETABLE SECURITIES

The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ equity (deficiency). Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred.

PATENTS

The Company capitalizes legal fees and filing costs associated with the development and filing of its patents.  Patents are generally amortized over an estimated useful life of 15 years using the straight-line method beginning on the grant date.  No amortization expense was recorded during the three months ended March 31, 2013 and 2012, as the Company’s patents are still pending as of March 31, 2013.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the month in which commissions are earned.

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FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”). Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s own credit risk as observed in the credit default swap market.

The Company's financial instruments consist primarily of marketable securities. Marketable securities are adjusted to fair value each balance sheet date, based on quoted prices; which are considered level 1 inputs (see Note 5). The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

The Company’s derivative liability resulting from the issuance of convertible debt is adjusted to fair value based on recent sales of the underlying common stock and the use of an option pricing model, which are consistent with level 3 inputs. See Note 6.

The following table represents the Company’s financial instruments that are measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012 for each fair value hierarchy level.

March 31, 2013	Derivative Liability	Marketable Securities	Total
Level I	$ -	$ 495,000	$ 495,000
Level II	$ -	$ -	$ -
Level III	$ 28,820	$ -	$ 28,820

December 31, 2012
Level I	$ -	$ 152,000	$ 152,000
Level II	$ -	$ -	$ -
Level III	$ 40,000	$ -	$ 40,000

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INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized. The Company’s tax years subsequent to 2010 remain subject to examination by federal and state tax jurisdictions.

EARNINGS (LOSS) PER SHARE

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. Potentially dilutive securities for the three months ended March 31, 2013 are 1,926,578 consisting of 326,578 shares of common stock underlying convertible debt and options to purchase 1,600,000 shares of common stock were not included in the calculation of diluted loss per share because their impact was anti-dilutive.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Stock awards granted to non-employees are valued at their respective measurement dates based on the trading price of the Company’s common stock and recognized as expense during the period in which services are provided.

COMPREHENSIVE INCOME

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company’s comprehensive loss consist of unrealized losses on available-for-sale securities.

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NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

Accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 4 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

Cash

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC insured institution insures up to $250,000 on account balances. The amounts that are not insured by FDIC limitations are held in short-term securities. The Company has not experienced any losses in such accounts.

Sales

For the three months ended March 31, 2013, approximately 96% of our revenues were received from one of our merchant service providers, pursuant to an Assignment Agreement (see Note 9). As of March 31, 2013 the Company had $59,448 (98% of accounts receivable) in accounts receivable from the same merchant service provider. The Company relies on a few processors to provide, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools.

NOTE 5 - MARKETABLE SECURITES

The Company’s marketable securities consist solely of 9,900,000 and 10,000,000, as of March 31, 2013 and December 31, 2012, respectively, of shares of Mediswipe, Inc.’s common stock, issued to the Company in connection with the Company’s formation in 2010. The Company classifies its marketable securities as available-for-sale securities, which are carried at their fair value based on the quoted market prices of the securities with unrealized gains and losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Realized gains and losses on available-for-sale securities are included in net earnings in the period earned or incurred. During the three months ended March 31, 2013, the Company sold 100,000 shares of stock and recorded a gain of $3,174. The aggregate fair value of the Company’s holdings in Mediswipe’s common stock totaled $495,000 and $152,000 as of March 31, 2013 and December 31, 2012, respectively.

The following summarizes the carrying value of marketable securities as of March 31, 2013 and December 31, 2012.

	2013	2012
Beginning fair value	$152,000	$38,000
Unrealized gains included in accumulated other comprehensive income	343,000	114,000
Net carrying value	$495,000	$152,000

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NOTE 6 – RELATED PARTY TRANSACTIONS

Management fees

During the three months ended March 31, 2013 the Company expensed management fees of $3,003 to or on behalf of the Company’s President, B. Michael Friedman, and $9,000 to the Company’s Chief Financial Officer, Barry Hollander.

Amounts due Mediswipe, Inc.

As of March 31, 2013 and December 31, 2012, Mediswipe, Inc, (“Mediswipe”) owns 6,000,000 shares of the Company’s common stock, representing approximately 32% of the Company’s outstanding common stock. The Company owes Mediswipe $47,387 and $56,186 as of March 31, 2013 and December 31, 2012, respectively, as a result of advances received from Mediswipe. These advances are non-interest bearing and are due on demand.

Convertible Promissory Note

In May 2012, the Company entered into a note agreement with Mr. Climes, our Chief Executive Officer and a member of our board of directors, for the issuance of a convertible promissory note in the amount of $50,000 (the “Note”). Among other terms the Note is due one year from its issuance date, bears interest at 8% per annum, payable in cash or shares at the Conversion Price as defined herewith, and are convertible at a conversion price (the “Conversion Price”) for each share of common stock equal to 65% of the lowest closing bid price within five days of any conversion. Additionally, there are limitations on the holder’s right to convert whereby there cannot be any conversion that would cause the holders beneficial ownership to exceed 4.9% of the total issued and outstanding common stock of the Company. Upon the occurrence of an event of default, as defined in the Note, the Company is required to pay interest at 12% per annum and the holders may at their option declare the Note, together with accrued and unpaid interest, to be immediately due and payable. In addition, the Note provides for adjustments for dividends payable other than in shares of common stock, for reclassification, exchange or substitution of the common stock for another security or securities of the Company or pursuant to a reorganization, merger, consolidation, or sale of assets, where there is a change in control of the Company. The Company may at its own option prepay the Note and must maintain sufficient authorized shares reserved for issuance under the Note.

The Company has determined that the conversion feature of the Note represents an embedded derivative since the Note is convertible into a variable number of shares upon conversion. Accordingly, the Note is not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. Accordingly, the fair value of this derivative instrument has been recorded as a liability on the balance sheet with the corresponding amount recorded as a discount to the Note. Such discount will be accreted from the date of issuance to the maturity date of the Note. The change in the fair value of the derivative liability will be recorded in other income or expenses in the statement of operations at the end of each quarter, with the offset to the derivative liability on the balance sheet. The beneficial conversion feature included in the Note resulted in an initial debt discount of $50,000 and an initial loss on the valuation of derivative liabilities of $1,282 based on the initial fair value of the derivative liability of $51,282. The fair value of the embedded derivative liability was calculated at issue date utilizing the following assumptions:

Issuance Date	Fair Value	Term	Assumed Conversion Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
5/10/12	$51,282	12 months	$0.00195	$0.0032	152%	0.09

At December 31, 2012, the Company revalued the embedded derivative liability. For the period from issuance to December 31, 2012, the Company decreased the derivative liability of $51,282 by $11,282 resulting in a derivative liability of $40,000 at December 31, 2012. Based on the March 31, 2013, value of the embedded derivative liability, the Company decreased the derivative liability of $40,000 by $11,180 resulting in a derivative liability balance of $28,820 at March 31, 2013.

The fair value of the embedded derivative liability was calculated at March 31, 2013 utilizing the following assumptions:

Fair Value	Term	Assumed Conversion Price	Volatilty Percentage	Risk-free Interest Rate
$28,820	2 months	$0.1629	171%	0.08%

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NOTE 7 – STOCKHOLDER’S EQUITY (DEFICIENCY)

Common Stock

There were no shares issued during the three months ended March 31, 2013. As of March 31, 2013 and December 31, 2012 there were 19,050,000 par value $0.001, shares of common stock outstanding.

Options

Effective August 1, 2012 the Company adopted the 2012 Equity Incentive Plan (the “2012 Plan”) whereby the Company has reserved five million shares of common stock to be available for grants pursuant to the 2012 Plan.

Effective August 1, 2012, the Company entered into two Advisory Board Agreements (“ABA”) pursuant to which, the Company granted to each of Dr. James Canton and Mr. Scott Climes a non-qualified stock option to purchase 800,000 shares of common stock of the Company at an exercise price of $0.30 per share. The options were granted under the 2012 Plan and have a three year term. Mr. Climes is now a member of the board of directors of the Company and Dr. Canton is the Chairman of the board of directors of the Company. Pursuant to each ABA, 200,000 options immediately vested and an additional 50,000 vest under each ABA at the end August 2012 and for the following eleven months, as long as Messrs. Climes and Canton remain as a director.

A summary of the activity of options for the three months ended March 31, 2013 is as follows:

	Options	Weighted-Average exercise price	Weighted- Average grant date fair value
Balance January 1, 2013	1,600,000	$0.30	$0.21
Options granted	—	—	—
Outstanding as of March 31, 2013	1,600,000	0.30	0.21
Exercisable as of March 31, 2013	1,200,000	0.30	0.21

The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions:

Expected Volatility	167%
Expected Dividend Yield	0%
Expected Life (Term)	3 years
Risk-Free Interest Rate	0.30%

In April 2013 through July 2013, 100,000 options will vest each month and the Company will recognize an additional $21,000 of stock based compensation expense monthly. As of March 31, 2013, the remaining term of the options is 2.23 years, and 3,400,000 options are available for future grants under the 2012 Plan.

NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at March 31, 2013 and December 31, 2012.

As of March 31, 2013, the Company had a tax net operating loss carry forward of approximately $319,000. Any unused portion of this carry forward expires in 2030. Utilization of this loss may be limited in the event of an ownership change pursuant to IRS Section 382.

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NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company.

Other Agreements

Our business agreements consist primarily of banking ISO agreements and technology licensing agreements. Banking agreements are typically agreements with merchant banks which provide all direct relationships with the credit card issuing banks, PCI compliant gateways for our merchant processing clients and administrative functions. These agreements typically involve a split of the fees received between the banks and the Company based on interchange rate, agent commissions, or a fixed fee per transaction. Licensing agreements are infrastructure in nature and establish the connection to the end user that enables the Company to deliver and collect payment for the transacted media content or service application. Licensing agreements typically involve a split of the fees received between the technology provider, carriers and the Company.

On August 1, 2012 the Company entered into a series of agreements with Payventures, LLC (“PV”) and Payventures Tech, LLC (“PVTECH”). PV operates a business of promoting merchant services offered by certain banks, including credit and debit card transaction processing and network services (“Merchant Services”) to merchants. Pursuant to an Assignment Agreement (“PAA”) between PV and the Company PV assigned fifty percent (50%) of PV’s rights to receive residual payments from certain Assigned Customer(s), in exchange for five hundred thousand (500,000) shares of the Company’s common stock. The term of the Assignment Agreement commences on the Effective Date and shall continue for a period of one (1) year after which it shall renew for successive one year terms automatically, unless terminated in accordance with the terms thereof. Either party has the right to terminate this Agreement at the end of the then current Term, upon thirty (30) days prior written notice to the other party. PV may terminate this Agreement at any time on thirty (30) days written notice to the Company provided however, that if such termination is without default or other material cause by the Company, then PV shall continue to pay the referral fees contemplated therein despite such termination, subject to the other provisions thereof that survive termination. In addition, PV may terminate the assignment of the Assigned Customer, and any obligation to pay the share of the Assigned Customer residual to the Company, upon thirty (30) days prior notice to the Company. PV may terminate the assignment of the Assigned Customer and substitute one or more comparable Assigned Customers upon thirty (30) days prior notice to the Company. PV shall not be required to replace an Assigned Customer if such Assigned Customer terminates its merchant account with PV.

Effective October 1, 2012, PV and the Company entered into the First Amendment to Assignment Agreement (the “Amendment”). The Amendment replaces the assignment to the Company of 50% of PV’s residuals from the initial Assigned Customer to the assignment of 30% of PV’s residual payments received from a newly Assigned Customer, and such account shall henceforth be the Assigned Customer under the Assignment Agreement.

PV and the Company also entered into a Consulting Agreement, whereby PV will provide services to the Company, including; coordination of mobile messaging services, customer contact, customer assistance services and merchant acquisition and processing services. PV will be compensated at their standard hourly rate for such services. The term of the Consulting Agreement commences on the Effective Date and shall continue for a period of one (1) year, after which it shall renew for successive one year terms automatically, unless terminated in accordance with the terms thereof. Either Party hereto has the right to terminate the Consulting Agreement at any time on thirty (30) days written notice.

Also on August 1, 2012, PV and the Company executed an Agent Referral Agreement, whereby PV will compensate the Company for any customer referred to PV by the Company that subsequently utilizes PV’s Merchant Services. The term of the Agent Referral Agreement is for two years and automatically renews for each year thereafter (the “Term”) unless 60 days prior written notice is given by either party.

PVTECH and the Company entered into a Hosted Platform License & Services Agreement (“HPLSA”) whereby PVTECH will provide the Company access to their hosted ecommerce and processing platform products, as well as related services and support. Pursuant to the terms of the agreement, the Company will pay PVTECH a monthly licensing fee of $2,500 and a transaction fee of $0.07 per transaction. Beginning in the seventh (7th) month of the agreement, there is a minimum transaction fee of $2,500 per month. The term of the HPSLA shall be for one (1) year, with automatic renewals for successive one (1) year terms thereafter (each a "Renewal Term") until either party gives written notice to terminate the HPLSA no less than three (3) calendar months prior to the commencement of a Renewal Term. Either party may terminate the HPLSA: (a) upon a material breach by the other party if such breach is not cured within thirty (30) days following written notice to the breaching party; or (b) where the other party is subject to a filed bankruptcy petition or formal insolvency proceeding that is not dismissed within thirty (30) days.

On August 7, 2012, the Company entered into a Client Agreement with 3Cinteractive, LLC. (“3Ci”). 3Ci will make available to the Company their “Switchblade Platform”. The Switchblade Platform enables users to send and receive SMS messages directly to and from US Mobile Operator subscribers. The service includes, web-based, API and file based interfaces to facilitate interactions between the Company and the Company’s clients. The platform provides full service SMS services including but not limited to the ability to create and manage interative workflows, keyboard campaigns, text –to-screen, immediate or schedules broadcasts, post notification services, dynamic group management, external API access, mobile configuration and reporting. Pursuant to the agreement, the Company incurred a $2,500 set-up fee, and will be charged monthly, beginning one month from the billing activation date. The initial three months will be $1,500, $2,000 and $2,500 respectively, and beginning in the fourth month from billing activation, the Company will incur a monthly fee of $3,000 as well $1,100 for our vanity short code (800 Commerce). The “Initial Term” shall become effective as of the Effective Date upon execution and delivery of this Agreement by each of the parties and expire twenty four (24) months from the Billing Activation Date (as defined therein). This Agreement will be automatically extended (“Extended Term”) for twelve (12) additional months upon the expiration of the Initial Term or any Extended Term unless either party has delivered written notice of its intent to terminate the Agreement at least sixty (60) days prior to the end of the Initial Term or then current Extended Term.

Additionally, the Company, through an agreement with Interactive MD, LLC (“iMD”) plans to market iMD’s telehealth services to consumers and employers. Our plan is to allow consumers and employers via a link from the my800doctor.com website to be able purchase various types of monthly memberships from iMD. If successful, 800 Commerce would receive a referral fee of $10 from iMD per member per month (“PMPM”) via the affiliate agreement, irrespective of the type of membership.

Pursuant to the iMD agreement, we also have a twelve month option for iMD to build a white label version of the iMD portal for My800doctor.com.  The estimated one time cost of building the platform and system is $42,000 and the estimated time of completion would be ninety days. Under a license, the my800doctor.com portal would be able to offer the uninsured a variety of healthcare options, including a search and appointment directory in any desired field of medicine. For consumers seeking an immediate consultation, telemedicine options will be available, thereby allowing patients to speak directly with a physician online through a HIPPA compliant “Skype Like” video platform for diagnosis and e-scribing.  Additionally, we plan to offer consumers to establish and maintain their personal healthcare records. We plan for users to be able to search for doctors by specialty and other categories, read doctor reviews, view medical related video content and schedule visits electronically.  We plan to charge a subscription fee of $299 a year or $19.95 a month. Consumers will be able to choose from among participating physicians, receive online consultations at a minimum cost, receive prescriptions via email and get SMS prescriptions alerts and appointment reminders. We expect these features to be desirable by cutting down on time and travel related costs associated with customary doctors’ visits and standard healthcare. Pursuant to the license we will pay iMD:

$1.20 PMPM for <50,000 members

$1.00 PMPM for <50,000 and <150,000 members

$0.80 PMPM for >150,000 members

$2.00 per consult

Minimum monthly guaranty $10,000

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NOTE 10 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of March 31, 2013, the Company had an accumulated deficit of approximately $999,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

The Company generates revenue from our marketing of credit processing services by way of fees we receive from merchant payment processing service providers on whose behalf we broker their processing services. On August 1, 2012, the Company began to receive additional revenue pursuant to a processing service provider’s assignment to us of a portion of its fee income under one of its service contracts in exchange for our issuance of 500,000 shares of our common shares. The Company also sold 100,000 shares of MediSwipe common stock it owned and realized proceeds of $6,510 from the sale.

The Company intends to engage in the development and operation of on-line portals and mobile applications offering directories of professional service providers. The Company has completed its’ initial on-line portal and mobile application dedicated to a directory of medical doctors, however we have not yet begun revenue producing by way of our medical directory. We expect to commence the marketing of our medical directory in June 2013, and hope to commence receipt of revenue from the marketing of our medical directory in the third quarter of 2013. The Company is preparing to launch its second on-line portal and mobile application; a directory of lawyers.

On April 25, 2013 the Company filed Amendment No. 3 to its Registration Statement on Form S-1, whereby the Company is registering the six million shares of common stock owned by Mediswipe. Once the registration statement has been declared effective by the appropriate regulatory bodies, Mediswipe will be distributing the six million shares of common stock, on a pro rata basis to the Mediswipe shareholders as of a record date to be determined.

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 13, 2013, which is the date the financial statements were available to be issued.

From April 1, 2013 through May 28, 2013, the Company sold 760,000 shares of Mediswipe common stock and received net proceeds of $32,274 from such sales.

Effective May 1, 2013, the Company agreed to compensate Mr. Canton $100,000 annually for his services. Mr. Canton can elect to receive his compensation in cash or common stock of the Company.

Effective June 1, 2013, the Company will be leasing office space at 407 East Fort Street, Suite 500, Detroit, Michigan, 48226. The lease for approximately 1,722 square feet is for two years with monthly of 1,950 for the first year and $2,010 for the second year. The Company plans to utilize the space for corporate offices as well as a call center for marketing the Company’s directory business.

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

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DEALER’S PROSPECTUS DELIVERY OBLIGATIONS

Until ___________________ (90 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations and should rely only on the information contained in this prospectus. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus

August __, 2013

800 Commerce, Inc.

6,000,000 Shares

Common Stock

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$100.00
Legal Fees and Expenses*	15,000.00
Accounting Fees and Expenses*	7,000.00
Financial Printing*	500.00
Transfer Agent Fees*	1,000.00
Blue Sky Fees and Expenses*	500.00
Miscellaneous*	900.00
TOTAL	$25,000.00

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

•	deriving an improper personal benefit from a transaction,

•	voting for or assenting to an unlawful distribution, and

The statute does not affect a director's responsibilities under any other law, including federal securities laws.

The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws and had access to information concerning our company. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

We offered and sold the securities disclosed below in reliance on an exemption from federal registration under Section 4(2) of the Securities Act of 1933 (“Securities Act”) We relied on this exemption with respect to each transaction based on the fact that, (i) there were a limited number of officers and purchasers, (ii) all of the investors were accredited investors as such term is defined in Rule 501 under the Securities Act; (iii) each offeree and purchaser had a strong pre-existing relationship with one of our executive officers; (iv) each purchaser either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and (v) we had obtained subscription agreements from such investors indicating that they were purchasing for investment purposes only. The certificates representing the securities bear restrictive legends stating that the securities were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On February 10, 2010 the Company issued of 750,000 shares of founders stock to MediSwipe.

In June 2011, the Company sold 210,000 shares of its common stock pursuant to a private placement memorandum to two accredited investors. The Company sold the shares at $0.033 per share and accordingly received $7,000.

In August 2011, the Company sold 255,000 shares of its common stock pursuant to a private placement memorandum to three accredited investors. The Company sold the shares at $0.033 per share and accordingly received $8,500.

On October 1 2011 the Company issued 5,250,000 shares of its common stock to MediSwipe, Inc., the Company’s Parent Company.

On October 1, 2011, the Company issued 3,000,000 shares of common stock to its Principal Executive Officer and 534,000 shares of its common stock to its CFO, as compensation for services rendered. The shares were valued at $0.033 per share, the price that the Company sold shares of its common stock in a private placement. Accordingly the Company has included $117,800 of stock compensation expense for the year ended December 31, 2011.

In May 2012, the Company received proceeds of $155,000 upon the sale of 4,650,000 shares of its restricted common stock to five accredited investors. The shares of common stock were sold for $0.0333 per share.

On June 10, 2012 the Company issued 1,500,000 shares of restricted common stock for future services pursuant to a Business Development and Consulting Agreement (“BDCA”). Additionally, the Consultant received $10,000 and will also be compensated a five percent (5%) override on all residual income for the life of any business development contracts executed by the Company.

Also on June 10, 2012, the Company issued 1,851,000 shares of restricted common stock for services. Of the shares issued 366,000 where issued to its CFO, 750,000 shares were issued for legal services and 735,000 were issued for office administration services as compensation for services rendered.

In September and October 2012, the Company the Company received proceeds of $100,000 upon the sale of 400,000 shares of its restricted common stock to five accredited investors. The shares of common stock were sold for $0.25 per share.

On August 1, 2012 the Board of Directors of the Company authorized the Company to issue 100,000 shares of restricted common stock to Dr. James Canton, for his transfer to the Company, of patent pending technology regarding transactional services. The patent pending technology allows users to effect transactions such as purchasing goods, obtaining information, insurance or personal services using networks such as the Internet. The shares were issued September 11, 2012.

On September 11, 2012 the Company issued 500,000 shares of restricted common stock in exchange for the assignment of fee based transactions.

On December 12, 2012 the Company issued 50,000 shares of restricted common stock to Greentree Financial Group, Inc. for consulting services.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

No.	Description
3.1(1)	Articles of Incorporation
3.2(1)	Articles of Amendment to the Articles of Incorporation filed October 11, 2011
4.1(1)	Specimen stock certificate
5.1	Opinion of Martin & Pritchett, P.A. (filed herewith).
10.1(1)	Advisory Board Agreement dated May 22, 2012 by and between 800 Commerce, Inc. and James Canton
10.2(1)	Advisory Board Agreement effective August 1, 2012 by and between 800 Commerce, Inc. and Scott Climes
10.3(1)	Business Development and Consulting Agreement dated May 15, 2012 between 800 Commerce, Inc. and Daniel Najor
10.4(1)	800 Commerce Inc.’s 2012 Equity Incentive Plan
10.5(1)	Assignment Agreement dated August 1, 2012 by and between 800 Commerce, Inc. and Payventures, LLC
10.6(1)	Consulting Agreement dated August 1, 2012 by and between 800 Commerce, Inc. and Payventures, LLC
10.7(1)	Agent Referral Agreement dated August 1, 2012 by and between 800 Commerce, Inc. and Payventures, LLC
10.8(1)	Hosted Platform License & Services Agreement dated August 1, 2012 by and between 800 Commerce, Inc. and Payventures Tech, LLC
10.9(1)	Client Agreement dated August 7, 2012 by and between 3Cinteractive, LLC and 800 Commerce, Inc.
10.10(1)	Proposed Statement of Work dated September 20, 2012 by and between 800 Commerce, Inc. and interactiveMD
10.11(2)	Convertible Promissory Note Agreement with Scott Climes
10.12 (3)	NonCompetition, Non-Solicitation and Confidentiality Agreement
10.13 (3)	First Amendment to Assignment Agreement
10.14 (3)	Referral Marketing Agreement with Direct Technologies, LLC (now known as Frontstream Payments)
14.1(1)	Code of Business Conduct and Ethics
23.1	Consent of D. Brooks and Associates CPA's,P.A. (filed herewith).
23.2	Consent of Martin & Pritchett, P.A. (included in the opinion filed as Exhibit 5.1)
101.INS**	XBRL Instance
101.SCH**	XBRL Taxonomy Extension Schema
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase
101.DEF**	XBRL Taxonomy Extension Definition Linkbase
101.LAB**	XBRL Taxonomy Extension Labels Linkbase
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase

(1)	Previously filed as an exhibit to a Registration Statement on Form S-1 filed with the Commission on October 17, 2012.
(2)	Previously filed as an exhibit to a Registration Statement on Form S-1/A Amendment No. 1 filed with the Commission on December 7, 2012.
(3)	Previously filed as an exhibit to a Registration Statement on Form S-1/A Amendment No. 3 filed with the Commission on April 25, 2013.
**	Furnished herewith. In accordance with Rule 406T of Regulation S-T, the information in these exhibits shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liability under that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

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ITEM 17. UNDERTAKINGS.

a. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

ii.	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:
	•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
	•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
	•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan on August 5, 2013.

800 Commerce, Inc.

By:	/s/ B. Michael Friedman
B. Michael Friedman
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ B. Michael Friedman B. Michael Friedman	Director and President (Principal Executive Officer)	August 5, 2013

/s/ Scott Climes	Director and Chief Executive Officer	August 5, 2013
Scott Climes

/s/ Barry Hollander Barry Hollander	Chief Financial Officer (Principal Financial and Accounting Officer	August 5, 2013

/s/James M. Canton, PHD	Chairman of the Board	August 5, 2013
James M Canton, PHD